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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FIRST HORIZON PHARMACEUTICAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	58-2004779 (I.R.S. Employer Identification No.)

6195 Shiloh Road
Alpharetta, Georgia 30005
(770) 442-9707
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

DARRELL BORNE
First Horizon Pharmaceutical Corporation
Chief Financial Officer, Secretary and Treasurer
6195 Shiloh Road
Alpharetta, Georgia 30005
(770) 442-9707
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

W. TINLEY ANDERSON, III
Hunton & Williams LLP
Bank of America Plaza
600 Peachtree Street, N.E., Suite 4100
Atlanta, Georgia 30308-2216
(404) 888-4266
(404) 888-4190

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

1.75% Contingent Convertible Senior Subordinated Notes due 2024	$150,000,000(1)	100%(2)(3)	$150,000,000	$19,005.00

Common Stock, par value $0.001 per share	6,800,000 shares

(1)
Represents the aggregate principal amount of 1.75% Contingent Convertible Senior Subordinated Notes due 2024 that we sold on March 8 and 19, 2004.
(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(3)
Exclusive of accrued interest and distributions, if any.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated March 30, 2004

The information in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

First Horizon Pharmaceutical Corporation
$150,000,000
1.75% Contingent Convertible Senior Subordinated Notes Due 2024

        This prospectus relates to $125,000,000 issued on March 8, 2004 and an additional $25,000,000 issued on March 19, 2004, upon the exercise of an option, for a total of $150,000,000 aggregate principal amount of our 1.75% Contingent Convertible Senior Subordinated Notes due 2024 issued by us in a private placement in March 2004, and the shares of common stock into which those notes are convertible. Notes and shares may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest. See "Selling Securityholders." Sales of the notes or shares are being registered pursuant to an agreement with the initial purchasers of the notes. We will not receive any of the proceeds from sale of notes or shares offered by this prospectus. However, we have agreed to bear certain expenses in connection with the registration of offers or sales by selling securityholders of notes or common stock into which the notes are converted.

        The notes are convertible, at your option, prior to the maturity date into shares of our common stock in the following circumstances:

  •
  during any quarter commencing after June 30, 2004, if the closing sale price of our common stock over a specified number of trading days during the previous quarter is more than 120% of the conversion price of the Notes on the last trading day of the previous quarter;

  •
  if we have called the Notes for redemption;

  •
  during the five trading day period immediately following any nine consecutive trading day period in which the trading price of the Notes per $1,000 principal amount for each day of such period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes; or

  •
  upon the occurrence of specified corporate transactions.

        The Notes are initially convertible at a conversion price of $22.15 per share, which is equal to a conversion rate of approximately 45.1467 shares per $1,000 principal amount of Notes, subject to adjustment. Our common stock is listed on the Nasdaq National Market under the symbol "FHRX." On March 2, 2004, the closing bid price of our common stock was $16.41 per share.

        The Notes bear interest at a rate of 1.75% per annum. Interest on the Notes is payable on March 8 and September 8 of each year, beginning on September 8, 2004. In addition to the interest on the Notes, after March 8, 2007, we will also pay contingent interest during specified six-month periods if the average trading price of the Notes per $1,000 principal amount for the five day trading period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more. During any period when contingent interest is payable, it will be payable at a rate equal to 0.5% per annum.

        The Notes mature on March 8, 2024. We may redeem some or all of the Notes at any time and from time to time on or after March 13, 2007, at a redemption price, payable in cash, of 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) to the date of redemption. Holders may require us to repurchase all or a portion of their Notes on March 8, 2009, 2014 and 2019, and upon a change in control, as defined in the indenture governing the Notes, at 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) to the date of repurchase, payable in cash.

        The Notes are subordinate to all of our existing and future senior indebtedness.

        Our common stock is listed on the Nasdaq National Market under the symbol "FHRX." We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system such as Nasdaq. The notes are eligible for trading in The PORTALsm Market of the NASD, Inc.

        Investing in the Notes and our common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

i

        The information contained in this prospectus has been provided by us and by other sources identified in this prospectus. Any reproduction or distribution of this prospectus, in whole or in part, and any disclosure of its contents or use of any information herein for any purpose other than considering an investment in the Notes offered by this prospectus is prohibited. Each offeree of the Notes, by accepting delivery of this prospectus, agrees to the foregoing.

        Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, investors (and each employee, representative or other agents of the investors) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the offering and the Notes and all materials of any kind (including opinions or other tax analyses) that are provided to the investors relating to such tax treatment and tax structure.

        The Notes and our common stock issuable upon conversion of the Notes have not been approved or recommended by any U.S. federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        In making your investment decision, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

        You should not construe the contents of this prospectus as legal, business or tax advice. You should consult your own attorney, business adviser, and tax adviser as to legal, business and tax advice. In making an investment decision, you must rely on your own examination of First Horizon Pharmaceutical Corporation and the terms of this offering, including the merits and risks involved. You should be aware that you may be required to bear the financial risks of an investment in the Notes for an indefinite period of time.

        We have prepared this prospectus and we are solely responsible for its contents. You are responsible for making your own examination of us and your own assessment of the merits and risks of investing in the Notes.

        The distribution of this prospectus and the offering and sale of the Notes and our common stock issuable upon conversion of the Notes may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus comes are required by First Horizon Pharmaceutical Corporation and the initial purchasers to inform themselves about and to observe any applicable restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the Notes or our common stock issuable upon conversion of the Notes in any jurisdiction in which, or to any person to whom, the offer or invitation would be unlawful. Except as otherwise indicated, this prospectus speaks as of the date of this prospectus. Neither the delivery of this prospectus nor any sale of the Notes or our common stock issuable upon conversion of the Notes shall, under any circumstances, create any implication that there has been no change in the affairs of First Horizon Pharmaceutical Corporation after the date of this prospectus.

        We applied for a U.S. trademark registration for the mark First Horizon Pharmaceutical. We also have U.S. trademark applications pending for the marks Tanafed DM, Tanafed DP, Tanafed DMX, Prenate Elite and Prenate (and an associated design). Our products are sold under a variety of trademarks registered in the U.S., including Mescolor, Protuss, Zoto-HC (and an associated design),

Defen, Zebutal, Prenate GT and Furadantin. We own the U.S. rights to the Cognex trademark and its international counterparts, and the trademarks for Sular (and an associated design), Tanafed, Prenate Advance, Prenate Ultra, MicroIron, MicroIron II, Prenate 90 and Ponstel. Further, we have been licensed rights to use the trademarks Nitrolingual and Robinul from G. Pohl-Boskamp GmbH & Co. and Wyeth, respectively. We have rights to the TIMERx trademark pursuant to our rights to market the product we have under a development agreement with Penwest Pharmaceuticals Co. Other service marks, trademarks, tradenames and brand names referred to in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

        The Notes are available in book-entry form only. The Notes sold pursuant to this prospectus were issued in one or more notes in global form, which we refer to as global notes, which were deposited with, or on behalf of, DTC and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global notes are shown on, and transfers of the global notes will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global notes, Notes in certificated form will be issued in exchange for global notes only as set forth in the indenture governing the Notes. See "Description of Notes—Exchange of Global Notes."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This prospectus, and the documents incorporated by reference in this prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

        Forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "hopes" "may," "will," "plan," "intends," "estimates," "could," "should," "would," "continue," "seeks," "pro forma," "reasonably likely" or "anticipates," or other similar words (including their use in the negative), or by discussions of future matters such as the development of new products, technology enhancements, possible changes in legislation and other statements that are not historical. These statements include but are not limited to statements under the captions "Summary—First Horizon Pharmaceutical Corporation" and "Risk Factors" as well as all other sections in this prospectus.

        Such statements include, but are not limited to the following: (i) our ability to acquire or license products, (ii) our ability to develop new formulations, use new delivery methods and seek regulatory approval for new indications of existing drugs, (iii) our ability to acquire other businesses, (iv) our ability to grow and obtain future financing, (v) our ability to increase sales by promoting our products to physicians, (vi) our ability to develop proprietary products and line extensions, (vii) our belief that Sular is promotion sensitive, (viii) our belief that the 60-dose bottle of Nitrolingual will benefit patients who have mild angina and whose episodes are occasional, (ix) our ability to develop a line extension to Robinul for excessive salivation and our ability to receive FDA approval for it, (x) our ability to contract with third parties to formulate, develop and manufacture materials for clinical trials and to perform scale-up work, (xi) our ability to locate and engage a development partner to assist us with our migraine project, (xii) the expected impact of seasonality as we acquire or license products, (xiii) our ability to locate a new supplier of the active ingredient for Cognex, (xiv) our ability to obtain regulatory approval for our migraine development, (xv) the expected cost of development for our products under development, (xvi) that patents or contractual rights may provide us with competitive advantages, (xvii) our ability to obtain or enforce patent or similar protections, (xviii) our ability to increase Sular prescriptions, (xix) our ability to manage the inventory level of our products and the reliability of data supplied by our wholesaler customers in connection with our inventory management controls, (xx) our ability to obtain FDA approval of our Tanafed products by 2005, if required, (xxi) our ability to compensate for revenue declines in non-promoted products by acquiring new products and increasing sales of existing actively promoted products, (xxii) our belief that the 60-dose bottle of Nitrolingual will provide an excellent companion product to the 200-dose bottle, (xxiii) our ability to successfully implement our operating plan and business strategy, (xxiv) our ability to defend and enforce intellectual property rights, (xxv) that our cash on hand, cash we expect to generate from our operations and availability under our revolving credit facility will be sufficient to fund our working capital requirements for at least the next twelve months, (xxvi) the effect of critical accounting policies on our results of operations and liquidity and (xxvii) the impact of recent accounting pronouncements on our financial condition or results of operations.

        We do not undertake to update prescription or market data or our forward-looking statements to reflect future events or circumstances, except as may be required by applicable securities laws.

SUMMARY

        This summary highlights information contained, or incorporated by reference, in this prospectus. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents incorporated by reference in this prospectus. Unless the context requires otherwise, when we use the words "we," "our," "us," "First Horizon" or "our company" we are referring to First Horizon Pharmaceutical Corporation and its wholly-owned subsidiaries, including First Horizon Services, LLC, First Horizon Pharmaceutical International Limited, First Horizon Pharmaceutical Ireland Limited and First Horizon Pharmaceutical Netherlands B.V.

First Horizon Pharmaceutical Corporation

        First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells brand name prescription products. Our key products focus on two therapeutic categories:

Cardiology	Women's Health/Pediatric
Sular	Prenate Line
Nitrolingual	Tanafed Line
Robinul Line
Ponstel

        Our current operating plan focuses on maximizing the sales of our existing product portfolio. We plan to accelerate growth by launching line extensions to our current products and acquiring or licensing approved products or late stage development products. We intend to focus on products that compliment our Cardiology and Women's Health/Pediatric categories that will allow us to leverage our existing sales force infrastructure.

        We currently market and sell 14 products, six of which are actively promoted and accounted for approximately 92.7% of our total sales in 2003. We promote our products through our nationwide sales and marketing force of approximately 250 sales professionals, targeting high-prescribing primary care physicians, cardiologists, obstetricians and gynecologists and pediatricians.

        We were incorporated in Delaware in July 1992 as the surviving corporation of a merger between Century Pharmaceutical Corporation and Horizon Pharmaceutical Corporation. Our principal office is located at 6195 Shiloh Road, Alpharetta, Georgia 30005 and our telephone number is (770) 442-9707. Our corporate Internet address is www.firsthorizonpharm.com. We do not intend for the information contained on our website to be a part of this prospectus.

First Horizon Strategy

        Beginning in 1999, we started acquiring and licensing products in order to transform ourselves from a small company with a primary focus on cough, cold and allergy products to a broader based specialty pharmaceutical company. These acquisitions provided us with a product portfolio with a base of revenue and cash flow that we believe we can build upon.

        In 2003, we determined that our wholesaler customers had purchased what we believe to be excessive amounts of inventory in late 2002 in anticipation of price increases. The effect of this inventory buildup may have been compounded by lower than expected prescriptions of our promoted products. Subsequently, our Board of Directors appointed a task force made up of certain members of internal management and experienced external consultants, to assess our direction and make recommendations to the Board as to our future operational strategy. In May 2003, the Board received and reviewed the task force's recommendations. The Board then appointed certain members of the task force as new executive management and instructed them to implement the approved recommendations.

        Our current operating plan focuses on maximizing the sales of our existing product portfolio. We are implementing this plan in three phases by:

  •
  implementing a lower cost operating model and investing in systems and process improvements;

  •
  investing in sales force expansion to improve our reach and frequency to high prescribing physicians; and

  •
  managing the life cycle of our products.

        Beginning in July 2003, we implemented a lower cost business model. We cut discretionary spending and streamlined the corporate office. We also began reducing our costs associated with our selling efforts by adjusting our investments in product samples, marketing materials and access funds and terminating agreements with our contract sales organization partners.

        We also invested in systems and process improvements in an effort to lower operating costs. We entered into inventory management agreements with our three largest wholesale customers. These agreements offer incentives to the wholesalers to maintain on average one month of inventory. Concurrent with these agreements, we developed systems to monitor the levels of inventory held by the wholesalers. We also implemented systems to automate the processing of returns and customer rebates.

        Our next step in maximizing the sales of our existing product portfolio is to expand our sales force in order to increase our reach to high prescribing physicians and to increase our call frequency. We began implementing this part of our strategy by combining our two specialty sales forces into one, promoting all six of our key products. In the third quarter of 2003, we expanded our sales force to approximately 250 sales territories. We are planning to expand our sales force again in the first half of 2004 to a total of approximately 350 sales territories with a goal of up to approximately 400 sales territories. Upon completion of the expansion to approximately 400 sales territories, we expect to increase the number of target physicians that we reach from approximately 26,000 to approximately 80,000. We believe that with our expanded sales force we should reach the high prescribing physicians needed to increase prescriptions of our key brands.

        Our third step in maximizing the sales of our existing products is to manage the life cycle of our products. We have dedicated marketing professionals whose goals are to maximize the potential of each brand. Part of each marketing team's directive is to develop ideas for line extensions that will extend the life cycle of their key brands. In April 2004, we will launch Prenate Elite, the next generation of our market-leading Prenate line of prenatal vitamins. Projects currently under consideration include a line extension for Sular and obtaining FDA approval for the Tanafed line.

        We seek to accelerate our growth through acquiring or licensing approved products or late stage development products. We are focusing on products that compliment our Cardiology and Women's Health/Pediatric categories that will allow us to leverage our sales territory infrastructure. In addition to domestic acquisition channels, we are also exploring relationships with European firms who are looking for a marketing partner in the United States.

        There is no assurance that we will be successful in implementing any of the three phases of our current operating plan or that we will be able to acquire or license additional products on favorable terms or at all.

Products

        Most of our products treat recurring or chronic conditions or disorders which result in repeat use over an extended period of time. Our current key products include:

Product	Year of Our Introduction	Product Use
Sular	2002	Hypertension
Nitrolingual	2000	Acute angina
Prenate Line	2001	Prescription prenatal vitamin
Tanafed Line	2002	Allergy and cold, and allergy and cold with cough
Robinul Line	1999	Adjunctive therapy for peptic ulcer
Ponstel	2000	Pain and painful menstruation

The Offering

Issuer	First Horizon Pharmaceutical Corporation
Notes Offered
We issued $150,000,000 aggregate principal amount of 1.75% Contingent Convertible Senior Subordinated Notes due 2024 in a private placement in March 2004. The selling securityholders identified in this prospectus may offer from time to time up to $150,000,000 of Notes and shares of common stock received by these selling securityholders upon conversion of the Notes.
Maturity	March 8, 2024.
Ranking
The Notes are our unsecured, senior subordinated obligations. The Notes rank junior in right of payment to all of our existing and future Senior indebtedness (as defined herein), rank equal in right of payment to all of our existing and future senior subordinated indebtedness, and rank senior in right of payment to all our existing and future junior subordinated indebtedness. The Notes are effectively subordinated to any secured indebtedness and all existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2003, we had no outstanding senior indebtedness and our subsidiaries had de minimus liabilities, including trade payables. Neither we nor our subsidiaries will be restricted under the indenture governing the Notes from incurring additional senior indebtedness or other indebtedness. See "Description of Notes—Subordination of Notes."
Interest Payment Dates	March 8 and September 8, beginning September 8, 2004.
Contingent Interest
Commencing March 8, 2007, we will pay contingent interest to the holders of Notes for any six-month period from March 8 to, but excluding, September 8 and from September 8 to, but excluding, March 8, if the average trading price of the Notes per $1,000 principal amount for the five trading days ending on the third trading day immediately preceding the first trading day of the relevant six-month period equals $1,200 or more. During any period when contingent interest is payable, it will be payable at a rate equal to 0.5% per annum.
Conversion Rights	Holders may surrender Notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:
•
during any quarter commencing after June 30, 2004, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 120% of the conversion price per share on that 30th trading day;
• if we have called the Notes for redemption;

•
during the five trading day period immediately following any nine consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of such period was less than 95% of the product of the closing price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes; or
• upon the occurrence of specified corporate transactions described under "Description of Notes—Conversion Upon Specified Corporate Transactions."

Holders may convert any outstanding Notes into shares of our common stock at the conversion price per share of $22.15. This represents a conversion rate of approximately 45.1467 shares of common stock per $1,000 principal amount of Notes. The conversion price may be adjusted for certain reasons, but will not be adjusted for accrued interest, contingent interest or liquidated damages. Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest, including contingent interest, if any. See "Description of Notes—Conversion Price Adjustments."
Optional Redemption
We may redeem some or all of the Notes at any time on or after March 13, 2007 at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, up to but not including the date of redemption, payable in cash.
Repurchase of Notes at the Option of the Holder

You may require us to repurchase your Notes on March 8, 2009, 2014 and 2019 for a purchase price, payable in cash, equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, up to, but not including, the date of repurchase. See "Description of Notes—Repurchase of Notes at the Option of the Holder."
Change in Control
When a change in control, as that term is defined in "Description of Notes—Right to Require Purchase of Notes upon a Change in Control" occurs, you will have the right to require us to repurchase your Notes at a purchase price, payable in cash, equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, up to, but not including, the date of repurchase.
Form of Notes
The Notes have been issued in book-entry form, such that the Notes are represented by one or more global notes in fully registered form, without coupons, deposited with a custodian for, and registered in the name of a nominee, The Depositary Trust Company ("DTC"). Beneficial interests in the global notes are shown on, and transfers of those beneficial interests will be effected only through, records maintained by DTC and its participants. The global notes have been deposited with the trustee as custodian for DTC. See "Description of Notes—Book-Entry System."

Registration Rights
We have filed with the SEC a shelf registration statement, of which this prospectus is a part, for the resale of the Notes and the resale of our common stock received upon conversion of the Notes. We have agreed to keep the shelf registration statement effective until such time as specified in the "Description of the Notes—Registration Rights." Additional amounts are payable on the Notes and our common stock, as the case may be, during any period in which we are not in compliance with our obligations as specified in "Description of the Notes—Registration Rights." We will:
•
on or prior to the 90th day after the first date of original issuance of the Notes, file a shelf registration statement with the SEC covering resales of the Notes and the shares of our common stock issuable on conversion of the Notes;
	•	use all reasonable efforts to cause the shelf registration statement to become effective under the Securities Act within 180 days after the first date of original issuance of the Notes; and
	•	use all reasonable efforts to keep the shelf registration statement effective until the earlier of:
	•	the sale pursuant to the shelf registration statement of all of the Notes and any shares of our common stock issued upon conversion of the Notes; and
•
the expiration of the holding period applicable to the Notes and the shares of our common stock issuable upon conversion of the Notes held by non-affiliates of First Horizon under Rule 144(k) under the Securities Act, or any successor provision, subject to certain exceptions.

If we fail to comply with certain of our obligations under the registration rights agreement, we will be required to pay liquidated damages to the holders of the Notes and any shares of our common stock issued upon conversion of the Notes.
Use of Proceeds	We will not receive any of the proceeds from this offering. See "Use of Proceeds."
Risk Factors	See "Risk Factors" and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.
Nasdaq Symbol for our Common Stock	Our common stock is listed on The Nasdaq Stock Market under the symbol "FHRX."

Absence of Public Market for the Notes

        We have not applied for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system such as Nasdaq. The Notes are eligible for trading in The PORTALsm Market. The initial purchasers have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and any market making may be discontinued at any time. Therefore, we cannot assure you that an active market for the Notes will develop or as to the liquidity of any such market.

Tax Summary

        Our counsel, Hunton & Williams LLP, has advised us that the Notes should be treated as indebtedness subject to the contingent payment debt instrument regulations for U.S. federal income tax purposes. Moreover, pursuant to the terms of the indenture, we and each holder of the Notes agree to treat the Notes in this manner. Therefore, holders are required to accrue interest income on the Notes, in the manner described in this prospectus, regardless of whether the holder uses the cash or accrual method of tax accounting. Holders are required to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes, which we have determined to be 9.15% (although no assurance can be given that the Internal Revenue Service will not assert that the correct rate is materially different). Accordingly, holders are required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year. Furthermore, upon a sale, exchange, conversion or redemption of the Notes, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the Notes. The amount realized by you will include, in the case of a conversion, the fair market value of the stock you receive. Any gain on a sale, exchange, conversion or redemption of the Notes will be treated as ordinary interest income. You should consult your tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the Notes. See "Material U.S. Federal Income Tax Considerations."

RISK FACTORS

        Before you buy the Notes, you should know that making such an investment involves risks, including the risks described below. You should carefully consider the following risk factors described below in addition to the remainder of this prospectus and all other information incorporated by reference before purchasing the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related to Our Business

Our operating results are substantially dependent upon the contribution of Sular, which has been below expectations since we acquired the product and which has adversely affected our operating results.

        Sales of Sular, which we acquired in March 2002, accounted for approximately 31% of our total net sales for 2003. We have not realized the sales growth for Sular that we anticipated when we acquired it. As a result, our growth has suffered and our net sales for 2003 were lower and our loss was greater than we anticipated. According to IMS Health's National Prescription Audit Plus™ data, total Sular prescriptions increased 1.4% for the year ended December 31, 2003 compared to the year ended December 31, 2002.

        Although we have revised our operational plan to focus on maximizing sales of our existing products, particularly Sular, there is no assurance that we will be able to increase Sular prescriptions.

The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs.

        The growth rate of calcium channel blocker products such as Sular has slowed recently. This reduced growth rate may be due to the following:

  •
  published studies showing that other classes of drugs treating hypertension have health benefits in addition to controlling blood pressure;

  •
  the introduction of new classes of drugs treating hypertension; and

  •
  a reduction in the number of companies actively promoting calcium channel blockers and therefore informing the market about them.

        These industry factors could adversely affect sales of Sular.

Sales of Prenate GT have been adversely affected by the introduction of competitive products.

        Commencing during the second quarter of 2002, we experienced significant erosion of Prenate GT sales due to increased substitution of knock-off products by pharmacies filling prescriptions for Prenate GT. According to IMS Health's National Prescription Audit Plus™ data, substitution rates as measured by total dispensed prescriptions captured by Prenate GT and knock-off products were 45.2% for the quarter ended December 31, 2003. Any further competition from knock-off products could further decrease sales of Prenate GT and decrease net revenues and profits.

        In addition, the Prenate line of products, which contain folic acid, are sold as a prescription multiple vitamin supplement. These types of prenatal vitamins are typically regulated by the FDA as prescription drugs, but the products are not covered by a new drug application, which would require the submission of safety and efficacy data to the FDA. As a result, competitors may be, and have been, more easily and rapidly able to introduce products competitive with the Prenate line of products.

Our Prenate Elite product sales may not be at the levels we anticipate.

        In April 2004, we expect to launch Prenate Elite, the next generation of our market-leading Prenate line of prenatal vitamins. There can be no assurance that we will be successful in launching Prenate Elite or that after launch sales of Prenate Elite will be at levels we anticipate. Failure to successfully launch and/or sale Prenate Elite may result in lower than anticipated Company sales.

We license the active ingredient in Prenate Elite, and may not be able to protect our competitive position from patent infringers.

        Patents pertaining to the active ingredient of our new Prenate Elite product, Metafolin, is licensed to us from a company which in turn licenses the patents from the company which holds such patents. The patents may only be enforced by the company that holds the patents, not First Horizon, and such patent holder may or may not enforce its patents against infringers. Consequently, we may not be able to protect Prenate Elite against competing products which infringe such patents, which would likely cause our revenues from sales of Prenate Elite to be reduced.

The shelf life of Prenate GT increases the likelihood of returns of Prenate GT, thereby reducing net sales.

        Prenate GT has a short shelf life. Because this shelf life is shorter than the shelf life of our other products, it increases the likelihood that our customers will return the product to us as it nears the expiration of its shelf life. This could cause us to record greater allowances for returns, which are recorded as reductions of our net revenues and therefore adversely affect our operating results.

Sales of our Tanafed products have been adversely affected by the introduction of competitive products.

        Commencing in the second quarter of 2002, we experienced significant erosion of sales of Tanafed Suspension and Tanafed DM due to increased substitution of knock-off products by pharmacies filling prescriptions for Tanafed Suspension and Tanafed DM. We responded to this sales erosion by (i) launching Tanafed DP and Tanafed DMX, two line extensions to the Tanafed line, in September 2002 and (ii) receiving a patent covering the compositions of Tanafed DM, Tanafed DP and Tanafed DMX. Since this launch in September 2002, prescriptions of Tanafed DP have been below expectations. We may not be able to increase prescriptions of Tanafed DP to the levels which we had originally expected, which may adversely affect our growth of revenues and profits.

        Due to the launch of Tanafed DP and Tanafed DMX, we expected increased returns of Tanafed Suspension, as prescriptions were expected to be filled with the line extensions. We estimated returns of approximately $3.8 million and provided for this amount in 2002 which reduced our net revenues. In April 2003, we decided to withdraw Tanafed Suspension and Tanafed DM from the market. The decision to withdraw Tanafed Suspension in April 2003 was earlier than planned. Additionally, we also decided to withdraw Tanafed DM. As a result, we expect to incur an additional $2.6 million in returns of Tanafed Suspension and Tanafed DM and have reduced net revenues for 2003.

The FDA recently issued a notice which may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products.

        In late 2002, the FDA issued a notice about various cough and cold combination products, which we believe requires us to obtain FDA approval of our Tanafed products before January 1, 2005 in order to be able to thereafter continue to market and sell these products as prescription products. In October 2003, the FDA issued a draft guidance document to address their current approach to handling compliance issues for drugs marketed without FDA approval. We are performing early phase clinical trials that are required for FDA approval regardless of the eventual prescription versus over-the-counter status. Based on the findings of this Phase 1 trial, we will finalize our development strategy and seek a pre-IND meeting with the FDA. We have not yet determined the estimated cost to obtain FDA approval. We may incur significant developmental expenses to obtain FDA approval or may begin marketing Tanafed products as non-prescription products, which could have a material adverse effect on net revenues and profit margins for the Tanafed product line.

We may not be able to increase our sales to compensate for the decrease in sales of our non-promoted products.

        Sales of our non-promoted products decreased 56% for the year ended December 31, 2003 as compared to the year ended December 31, 2002. In addition, we experienced greater rates of returns for some non-promoted products in 2003 which reduced 2003 net sales of these products. We plan to compensate for this decline in revenues by increasing sales of our existing actively promoted products and acquiring new products. However, there is no assurance that we will be able to increase sales of actively promoted products or locate attractive acquisition candidates and successfully complete an acquisition.

Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results.

        Part of our revised operating plan includes the introduction of line extensions of our existing products to create marketing advantages and extend the life cycles of our products. For example, we intend to introduce Prenate Elite in April 2004. From time-to-time we may seek to introduce line extensions on an unexpected and expedited basis before we are able to reduce the levels of inventories of product which may be rendered obsolete or otherwise adversely affected by the line extension. This may require us to increase our estimate for returns of product on hand at wholesalers, which is recorded as a reduction of our net revenues, and increase our reserve for inventory in our warehouse which is recorded as a cost of revenues. Accordingly, the introduction of line extensions may adversely affect our operating results.

There is a risk that we may incur charges for intangible asset impairment.

        When we acquire the rights to manufacture and sell a product, we record the aggregate purchase price, along with the value of the product related liabilities we assume, as intangible assets. We use the assistance of valuation experts to help us allocate the purchase price to the fair value of the various intangible assets we have acquired. Then, we must estimate the economic useful life of each of these intangible assets in order to amortize their cost as an expense in our statement of operations over the estimated economic useful life of the related asset. The factors that drive the actual economic useful life of a pharmaceutical product are inherently uncertain, and include patent protection, physician loyalty and prescribing patterns, competition by products prescribed for similar indications, future introductions of competing products not yet FDA approved, the impact of promotional efforts and many other issues. We use all of these factors in initially estimating the economic useful lives of our products, and we also continuously monitor these factors for indications of appropriate revisions.

        In assessing the recoverability of our intangible assets, we must make assumptions regarding estimated undiscounted future cash flows and other factors. If the estimated undiscounted future cash flows do not exceed the carrying value of the intangible assets we must determine the fair value of the intangible assets. If the fair value of the intangible assets is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment changes for these assets. We review intangible assets for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we determine that an intangible asset is impaired, a non-cash impairment charge would be recognized.

        As circumstances after an acquisition can change, the value of intangible assets may not be realized by us. If we determine that an impairment has occurred, we would be required to write-off the impaired portion of the unamortized intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs. In addition, in the event of a sale of any of our assets, we cannot be certain that our recorded value of such intangible assets would be recovered.

Our ability to grow will suffer if we do not acquire or license rights to new products and integrate them successfully.

        We depend on acquisitions of rights to products from others as our primary source for new products. Risks in acquiring new products include the following:

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  we may not be able to locate new products that we find attractive and complementary to our business and

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  the price to acquire or obtain a license for these products may be too costly to justify the acquisition.

        We often face significant competition from other pharmaceutical companies in acquiring rights to products, which makes it more difficult to find attractive products on acceptable terms.

We may encounter problems in the manufacture or supply of our products that could limit our ability to sell our products.

We depend entirely on third parties to manufacture and supply our products.

        Third parties manufacture all of our products, and we do not currently have manufacturing facilities, personnel or access to raw materials to independently manufacture and supply our products. Except for any contractual rights and remedies which we may have with our manufacturers and suppliers, we have no control over the availability of our products or their quality or cost to us. We do not maintain alternative manufacturing sources for any of our products, and we may not be able to locate alternative manufacturers on commercially acceptable terms in the event of a manufacturing interruption or termination of an existing manufacturing agreement. We do not currently have business interruption insurance with respect to adverse events that could occur at third-party manufacturers' facilities. Furthermore, due to the patent held on Nitrolingual by our supplier, Pohl-Boskamp, no alternative source for Nitrolingual exists. A third party holds the patents for the manufacturing process for raw materials in Tanafed DP and Tanafed DMX. Banner Pharmacaps, Inc. holds the patent for the gel-coating process used in manufacturing Prenate GT. Bayer holds the patents for the manufacturing process and composition of the coat core tablet for Sular. In the event that these suppliers of Nitrolingual, Tanafed DP and Tanafed DMX, Prenate GT or Sular ceased to supply product to us, there is no assurance that we would be able to locate another manufacturer or supplier who would be able to manufacture or supply the products without violating such patents or who could manufacture the products on commercially reasonable terms.

We may encounter interruptions in our supply of Cognex.

        We are seeking a new supplier to supply us with the active ingredient in Cognex. Based on our current sales projections, we believe that we have adequate supplies of the active ingredient in Cognex for the foreseeable future. However, if sales exceed our current projections or if we are unable to locate a new supplier of the active ingredient in Cognex, our ability to sell Cognex would be limited and our profitability would be reduced.

Our existing supply agreements may prohibit us from entering into potentially more favorable supply relationships with others.

        Our third-party manufacturing agreements for our Sular, Nitrolingual, Robinul, Robinul Forte, Tanafed DP, Tanafed DMX, Zebutal, Protuss, Ponstel and Prenate products require that we purchase all of our product requirements from the manufacturers that are a party to those agreements. This prevents our entering into more advantageous manufacturing agreements with other manufacturers for these products.

As part of our growth strategy, we may acquire businesses, which subjects us to additional risks.

        As an element of our growth strategy we may acquire businesses with products that complement our current products, and we have evaluated and discussed such opportunities with interested parties in the past. In addition to the risks that we face in locating and integrating new product acquisitions, we may face the following risks:

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  we may realize substantial acquisition-related expenses, including the amortization of long-lived assets, which would reduce our net income in future years; and

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  our investigation of potential acquisition candidates may not reveal problems and liabilities associated with the businesses, technologies or products that we acquire.

        In addition, if we conduct acquisitions using convertible debt or equity securities, the increased number of shares could result in lower earnings per share.

The incurrence of debt could reduce our growth and profitability.

        In February 2003, we entered into a credit facility for a $20.0 million revolving loan. In March 2004, we sold the Notes, representing an additional $150,000,000 in debt. We expect that we may borrow under the revolving loan and incur other debt in the future to finance acquisitions to implement our growth strategy and/or for general corporate purposes. Significant debt could:

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  limit our operating flexibility as a result of requirements by lenders;

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  require us to use a large portion of our cash flow from operations for debt service payments that could reduce profits and would reduce the availability of our cash flow to fund operations, product acquisitions, the expansion of our sales force and facilities and research and development efforts; and

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  limit acquisitions of products or companies due to restrictive covenants under our senior secured credit facility with which we must comply as long as it is in effect.

We expect to require additional funding, and if we cannot obtain it, our sales, profits, acquisitions and development projects could suffer.

        We expect to need additional funds to acquire or obtain licenses for new products, develop and test new products and potentially to acquire other businesses. We may seek funding through public and private financing and may seek to incur debt or to issue shares of our stock either to finance the transaction or as consideration for a transaction. Adequate funds for these purposes, whether through the financial markets or from other sources, may not be available when we need them or on terms acceptable to us. Insufficient funds could cause us to delay, scale back or abandon some or all of our product acquisitions, licensing opportunities, marketing programs, product development programs, potential business acquisitions and manufacturing opportunities.

We face generic and other competition that could lower prices and unit sales.

        Sular competes with products that are generic to other calcium channel blockers. Nitrolingual competes with a generic tablet product. Companies introduced knock-off products to our Prenate GT product which has continued to cause significant sales erosion. Companies also introduced knock-off products to our Tanafed and Tanafed DM products. We launched Tanafed DP and Tanafed DMX in 2002 in response to these knock-off products. Our Zebutal capsules, Protuss liquid, Protuss-DM tablets, Protuss-D liquid, Zoto-HC ear drops and Mescolor tablets are not protected by patents and face competition from less expensive products. In addition, competitors could develop generic or other products to compete with our Furadantin, Robinul, Robinul Forte and Ponstel products, which are not protected by patents, or could develop generic versions of products with which our products compete, such as Norvasc. Third-party payors can require substitution and pharmacists can substitute generic or other competitive products for our products even if physicians prescribe them. Government agencies, third-party payors and pharmacies often put pressure on patients to purchase generic or other products instead of brand-name products as a way to reduce healthcare costs. Any further increase in the amount of generic and other competition against any one or more of our products could further lower prices and unit sales.

Strong competition exists for our products, and competitors have recently introduced new products and therapies that could make some of our products obsolete.

        Our Protuss and Tanafed lines, Zebutal, Defen-LA, Ponstel, Prenate, Sular and Furadantin products compete against products sold over-the-counter or by prescription that in some cases are marketed by much larger pharmaceutical companies with greater financial resources for marketing and manufacturing. For example, Pfizer sells a hypertension product called Norvasc which in 2003 had a 41.2% share of the calcium channel blocker market (based on prescriptions according to IMS Health's National Prescription Audit Plus™ data), and may introduce a combination of Norvasc with its popular cholesterol-reducing product Lipitor, which could prove to be an attractive alternative to our product Sular. Also, a competitor is developing a lingual nitroglycerin spray similar to our Nitrolingual product, which could divert prescriptions and reduce sales of Nitrolingual. Also, based on the regulatory status of our Prenate products, Protuss, Tanafed, Zebutal, Defen-LA, Zoto-HC and Mescolor products, barriers to entry for competing products are low, which makes it easier for companies to enter the market. Competitors are developing new products and have developed new surgical procedures to treat angina. Competitors are also developing new products to treat short term pain and have recently developed new pain therapies. These new products and procedures may reduce demand for our products. The high level of competition in our industry could force us to reduce the price at which we sell our products or require us to spend more to market our products or both.

Competitors could offer a product competitive with Sular.

        A patent addressing the composition of the active ingredient in Sular expired in 1998. Therefore, a competitor could introduce a product competitive with Sular containing its same active ingredient, although Sular remains protected under patents addressing the manufacturing process and composition of its coat core tablet. Any such competing product may reduce our potential sales of Sular.

The regulatory status of some of our products makes these products subject to increased competition and other risks.

        The regulatory status of our Protuss, Protuss-D, Protuss-DM, Zoto-HC, Tanafed DP, Tanafed DMX, Mescolor and Defen-LA products allows third parties to more easily introduce competitive products, and may make it more difficult for us to sell these products in the future. Currently, an FDA program allows us, in our opinion, to manufacture and market these products and permits others to manufacture and market the same and similar products without submitting safety or efficacy data. These markets are already highly competitive and, except for a license to certain of the raw materials in Tanafed DP and Tanafed DMX and for a patent covering compositions in Tanafed DP and Tanafed DMX, we do not hold rights in patents protecting us against such competitive pressures. This results in increased competition because other companies can enter the market without having to submit safety and efficacy data to sell competing products. On several occasions, the FDA has considered changing the classification of these types of drugs from prescription to over-the-counter use, and a new rule permits sponsors to utilize foreign over-the-counter experience data to establish a product as safe and effective for over-the-counter use in the U.S. If the FDA does change the classification, we might have to reformulate these products, submit safety and efficacy data on our products which could be costly, or we might have to discontinue selling these products if the FDA does not approve our marketing application. We could lose third-party reimbursement for these products and face increased competition. The FDA recently issued a notice that may require us to obtain FDA approval to continue to sell our cough and cold products by prescription after 2004.

        In addition, the FDA considers these products and our Prenate line of products to be new drugs, but has indicated its intent to exercise enforcement discretion and not pursue regulatory action unless certain conditions occur. If these conditions were to materialize, or the FDA disagreed with our conclusions about the regulatory status of these products, we might be required to submit a new drug application and/or cease marketing until the FDA grants approval to do so. The FDA could also, at any time, promulgate new regulations or policies to require the submission of a new drug application for each of these products.

A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales or adversely impact our financial performance.

        We sell most of our products to a small number of wholesale drug distributors. For the year ended December 31, 2003, sales to McKesson Corporation, Cardinal Health Inc., (including the Bindley Western Division) and AmerisourceBergen Corporation represented 29%, 22%, and 18%, respectively, of our total sales. The small number of wholesale drug distributors, consolidation in this industry or financial difficulties of these distributors could result in the combination or elimination of warehouses, which could temporarily increase returns of our products or, as a result of distributors reducing inventory levels, delay the purchase of our products.

        In late 2002, our wholesaler customers purchased excessive amounts of inventory of our products in anticipation of future price increases. This adversely impacted our sales in the first half of 2003. In response, in the second and third quarters of 2003, we entered into inventory management agreements with our three largest wholesale customers which offer incentives to the wholesaler to maintain on average one month of inventory. These wholesalers may choose to forego the incentives and to maintain more than one month of inventory.

        While we have instituted inventory management controls with our wholesaler customers, the controls rely upon data supplied by our wholesaler customers. There is no assurance that the data supplied by our wholesaler customers will be accurate and that the controls will be effective. If the wholesaler information is unreliable and our controls are not effective, it could have a material adverse effect on our inventory management and financial performance.

If our products under development fail in clinical studies, if we fail or encounter difficulties in obtaining regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return.

        We have completed Phase I clinical trials of our migraine headache and excessive salivation products under development and filed INDs with the FDA. In addition, we are conducting clinical trials for our Tanafed products. If we cannot obtain FDA approval for these or other products which we may seek to develop in the future, our rate of sales growth may suffer. We do not have the experience or the capability to undertake clinical and other studies to obtain FDA approval for new products or new uses of already-approved products. As a result, we rely on third parties to formulate, develop and manufacture the materials needed for clinical trials for our products under development to treat migraine headache and excessive salivation. We also rely on third parties to conduct clinical trials for us. If our products are not successful in clinical trials or we do not obtain FDA marketing approval, we will have expended significant resources with no return. Our ongoing clinical studies might be delayed or halted for various reasons, including:

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  these products are not shown to be effective;

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  we do not comply with requirements concerning the investigational new drug application requirements or protection of the rights and welfare of human subjects;

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  patients experience unacceptable side effects or die during clinical trials;

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  patients do not enroll in the studies at the rate we expect; and

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  product supplies are delayed, are not sufficient to treat the patients in the studies or are insufficiently stable.

Our business is heavily regulated by governmental authorities, and failure to comply with such regulation or changes in such regulations could negatively affect our results.

        Many government agencies regulate our business, including, among others, the following:

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  the FDA;

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  foreign regulatory authorities;

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  the Drug Enforcement Administration;

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  the Consumer Product Safety Commission;

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  the Occupational Safety and Health Administration;

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  the Centers for Medicare and Medicaid Services;

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  the Environmental Protection Agency; and

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  state, local and foreign governments.

        We may incur significant expenses to comply with regulations imposed by these agencies. Also, our future results could be reduced by changes in governmental regulation over the pharmaceutical industry, including regulation of Medicare, Medicaid and similar programs, by reducing our revenue and profits and/or increasing our costs and expenses in order to comply with such regulation. In addition, all of our third-party manufacturers, third-party sample distributors and product packaging companies are subject to inspection by the FDA and, in appropriate cases, the Drug Enforcement Administration and foreign regulators. From time to time, some of our third-party manufacturers have received warning letters from the FDA concerning noncompliance with manufacturing requirements. If our third-party manufacturers, third-party sample distributors and product packaging companies do not comply with FDA regulations in the future, they may not deliver products to us or deliver samples to our representatives, or we may have to recall products. Even if deficiencies observed by the FDA do not relate to our products, our third-party manufacturers, third-party sample distributors and product packaging companies may be delayed in manufacturing and supplying our products to us in a timely manner until they address their compliance issues with the FDA.

        Our warehouse facility is also subject to inspection by the FDA and the Drug Enforcement Administration. If we do not comply with FDA and the Drug Enforcement Administration regulations, we may not be able to sell product to our customers.

If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them.

        Because our products are sold by prescription, we depend on third-party payors, such as the government, private healthcare insurers and managed care organizations, to include these products on their lists of products for which third-party payors will reimburse patients. Third-party payors regularly challenge the pricing of medical products and services by substituting cheaper products on their approved lists. Because our Zebutal, Protuss, Zoto, Mescolor, Robinul, Ponstel and Furadantin products are susceptible to generic competition and because of products that compete with Sular, Prenate, Nitrolingual, Tanafed DP and Tanafed DMX and Ponstel, we face an increased risk of third-party payors substituting these products. If third-party payors remove any of these products from their lists or choose not to pay for our product prescriptions, patients and pharmacies may not continue to choose our products.

We depend on highly trained management, and we may not be able to keep current management or hire qualified management personnel in the future.

        We currently have a limited number of key regulatory, technical and management personnel. If we are able to sustain our rate of growth, we may need to attract new operational and marketing personnel, and we may have difficulty hiring personnel at an acceptable cost. We believe that the managerial activities required for product acquisitions and introductions, together with other duties, may cause management to have insufficient time to integrate new products while simultaneously continuing to effectively market existing products. Failure to do this successfully could limit our ability to sell existing and new products.

Product liability claims and product recalls could limit sales and increase costs.

        Side effects could occur from the use of our products. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. The defense of these claims would be expensive, and could result in withdrawal of approval to market the product or recall of the product. These problems often occur with little or no notice in connection with the sale of pharmaceutical products.

An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity.

        First Horizon, certain former and current officers and all of our directors are defendants in a consolidated securities lawsuit initiated on August 22, 2002 in the United States District Court for the Northern District of Georgia. The consolidated lawsuit is seeking to be certified as a class action lawsuit, but has not yet been granted that status. Plaintiffs in the class action litigation have alleged in general terms that we violated Sections 11 and 12(a)(2) of the Securities Act of 1933 and that we violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. In an amended complaint, Plaintiffs claim that Defendants issued a series of materially false and misleading statements to the market in connection with our public offering on April 24, 2002 and thereafter relating to alleged "channel stuffing" activities. The amended complaint also alleges controlling person liability on behalf of certain of our officers under Section 15 of the Securities Act of 1933 and Section 20 of the Securities Exchange Act of 1934. Plaintiffs seek an unspecified amount of compensatory damages in an amount to be proven at trial. All Defendants have filed motions to dismiss these claims, which currently are pending before the Court. Due to the inherent uncertainties involved in litigation, we are unable to predict the outcome of this litigation and an adverse result could have a material adverse effect on our financial position and results of operations.

If we do not secure or enforce patents and other intellectual property rights, we could encounter increased competition that would adversely affect our operating results.

        We do not hold patent rights covering all of the products we are distributing and do not in some cases have the right to enforce patents our licensors hold. Patent rights do not protect our Robinul, Ponstel and Furadantin products from competition. We obtained exclusive distribution rights in the U.S. to distribute our Nitrolingual, Tanafed DP and Tanafed DMX products but have no or only limited rights to enforce the patents relating to Nitrolingual. We have a license from Penwest Pharmaceuticals Co. to use the patented TIMERx technology in our migraine product under development. Subject to the satisfaction of certain conditions, we obtained exclusive supply rights from the manufacturer holding a manufacturing process patent used for the gel-coating on Prenate GT. We obtained exclusive U.S. distribution rights to Sular from Bayer. Bayer holds the patents for the manufacturing process and composition of the coat core tablet for Sular. Any exclusivity afforded by any of these patents or rights could cease because we have no rights or only limited rights to enforce patents or to require enforcement actions by the owners of the patents. Proceedings involving our rights in patents or patent applications could result in adverse decisions. In addition, the confidentiality agreements required of our employees and third parties may not provide adequate protection for our trade secrets, know-how and other proprietary information which we rely on to develop and sell our products. If any of our employees or third parties disclose any of our trade secrets or know-how, we could encounter increased competition.

Our products could infringe the intellectual property rights of third parties, which could require us to pay license fees or defend litigation that would be expensive or prevent us from selling products.

        The manufacture, use or sale of our products may infringe on the patent, trademark and other intellectual property rights of others. Patent and trademark infringement problems occur frequently in connection with the sale and marketing of pharmaceutical products. If we do not avoid alleged infringement of the intellectual property rights of others, we may need to seek a license to sell our products, defend an infringement action or challenge the validity of the intellectual property in court, all of which could be expensive and time consuming. In addition, if we are found liable for infringing a patent, we may have to stop selling one or more of our products and pay damages.

        Even though most of our product agreements under which we license intellectual property rights from others contain provisions that allow us to recover costs and damages if we have to defend or are found liable for infringing a patent of a third party, the agreement under which we obtained rights to Nitrolingual does not contain these indemnification provisions. It could be very costly if we have to defend the patents or trademarks covering our products, including Nitrolingual, or if we were found liable for infringement.

We face risks under one of our development agreements because the other party to the agreement is a related party.

        John N. Kapoor, Ph.D., who is one of our directors and who is affiliated with our largest stockholder, is trustee of a trust which beneficially owns 50% of the common stock of Inpharmakon Corporation, a party to one of our product development agreements. When entered into, our former Chairman and Chief Executive Officer, was a director and Chairman of Inpharmakon through the end of 2000. Thus, our development agreement with Inpharmakon was not the result of arm's length negotiations. Generally, directors and officers have a fiduciary duty to manage their company in a manner beneficial to the company and its stockholders. An action based on the corporate opportunities of Inpharmakon may be detrimental to our interests, which may create real or apparent conflicts of interest.

        In the past, the other owner of Inpharmakon has required us to renegotiate some of the terms of our development agreement by seeking to terminate the agreement. We subsequently entered into an amendment to this agreement in which we and Inpharmakon released each other from all previous claims or disputes under the agreement. Conflicts between us and Inpharmakon may develop in the future and may not be resolved in our favor. For example, Inpharmakon has in the past alleged that we have breached our development agreement. In addition, Inpharmakon may have the ability to prevent us from entering into new arrangements for our migraine product under development. If Inpharmakon sought to prevent such new arrangements, we could lose our rights to the migraine project. Under some circumstances, if Inpharmakon terminates the agreement, it will have rights to develop and market our migraine product under development using the data and information that we have developed and for which we have expended significant resources.

Pohl-Boskamp can terminate our rights to Nitrolingual.

        Nitrolingual is one of our key products. Pohl-Boskamp can terminate our distribution agreement for Nitrolingual if we do not purchase specified quantities of the product from Pohl-Boskamp each year, if a company with a product competitive with Nitrolingual acquires direct or indirect influence or control over us, or if a significant change in our stockholders occurs so that Kapoor-Pharma

Investments and our employees, management and directors, and any of their respective affiliates, do not in the aggregate directly or indirectly beneficially own at least 20.0% of our shares. While the beneficial ownership of those parties may fall below 20.0% as a result of a number of factors, including factors outside of our control, we may determine to enter into future equity financing arrangements that could result in a reduction in beneficial ownership below 20.0% which could result in Pohl-Boskamp terminating our distribution agreement which would have a material impact on our financial results.

We have limited experience selling products in other countries.

        We have limited experience selling products outside the U.S., are not familiar with registering or obtaining regulatory approvals outside of the U.S. and have no international marketing presence or sales force. International sales of Cognex pursuant to our distribution agreements subject us to other inherent risks, including registration requirements and differing regulatory and industry standards, reduced protection for intellectual property rights in some countries, fluctuations in currency exchange rates and import or export licensing requirements.

Our financial statements as of and for the year ended December 31, 2001 included in our Form 10-K Annual Report for 2003 were audited by Arthur Andersen LLP, which has been found guilty of obstruction of justice and may be the subject of additional litigation.

        Arthur Andersen LLP has been found guilty of obstruction of justice with respect to its activities in connection with Enron Corp. and may be the subject of additional litigation. In the event that Arthur Andersen LLP dissolves, liquidates or does not otherwise continue in business, it may have insufficient assets to satisfy any claims that may be made by investors with respect to financial statements which it has audited. We believe that Arthur Andersen LLP no longer operates as an auditing firm, and do not know if it has any assets. Arthur Anderson LLP has ceased practicing before the SEC. As a result of such cessation, we were not be able to obtain the consent of Arthur Anderson LLP to the inclusion of its audit report in our Form 10-K Annual Report. The SEC allows companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Anderson LLP. Because Arthur Andersen LLP has not consented to the inclusion of their report in our Form 10-K Annual Report, you may not be able to recover against Arthur Andersen LLP for any information included in financial statements that it has audited.

Risks Related to the Notes

We may not be able to repurchase the Notes when required to.

        On March 8, 2009, 2014 and 2019 and upon the occurrence of a change in control, holders of the Notes may require us to offer to repurchase their Notes for cash. We may not have sufficient funds at the time of any such events to make the required repurchases.

        The source of funds for any repurchase required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any such events to make any required repurchases of the Notes tendered. Furthermore, the use of available cash to fund the repurchase of the Notes may impair our ability to obtain additional financing in the future.

Our reported earnings per share may be more volatile because of the conversion contingency provision of the Notes.

        Holders of the Notes may convert the Notes into our common stock during any quarter commencing after June 30, 2004, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that 30th trading day. Until this contingency is met, the shares underlying the Notes are not included in the calculation of reported earnings per share. Should this contingency be met, reported earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. An increase in volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported fully diluted earnings per share.

You should consider the U.S. federal income tax consequences of owning Notes.

        We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result of such treatment, if you are a U.S. investor who is a holder of Notes, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash or other property attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the fixed interest (and contingent interest, if any) that accrues on the Notes. You will recognize gain or loss on the sale, exchange, conversion or redemption of a Note in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any of our common stock received upon conversion, and your adjusted tax basis in the Note. Any gain recognized by you on the sale, exchange, conversion or redemption of a Note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the net amount of interest previously included in income, and thereafter, capital loss. Non-U.S. Holders are urged to consult their tax advisors regarding a prospective purchase of the Notes. Certain U.S. federal income tax consequences of the purchase, ownership, and disposition of the Notes are summarized in this prospectus under the heading "Material U.S. Federal Income Tax Considerations."

We retain broad discretion in using the net proceeds from this offering and may spend a substantial portion in ways with which you do not agree.

        We have retained a significant amount of discretion over the application of the net proceeds from the initial offering, as well as over the timing of our expenditures. Because of the number and variability of factors that will determine our use of the net proceeds from the initial offering, we may apply the net proceeds from the initial offering in ways with which you disagree.

The Notes are subordinated to our senior indebtedness and to liabilities of our subsidiaries and therefore you could receive less than holders of senior indebtedness or creditors of our subsidiaries upon liquidation or insolvency of us or a subsidiary.

        The Notes are subordinate in right of payment to the prior payment in full of all our senior indebtedness. Upon any payment or distribution of our assets of any kind upon any dissolution, winding-up, liquidation or reorganization of us, all amounts due on all of our senior indebtedness will first be paid in full before the holders of the Notes are entitled to receive or retain any payment. As a result, in the event of our liquidation or insolvency, holders of senior indebtedness may recover more, ratably, than holders of the Notes.

        The indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or the repurchase of our securities, and does not contain financial covenants. In addition, the Notes are our exclusive obligations and are not guaranteed by any of our subsidiaries. As a result, the Notes are effectively subordinated to all indebtedness and other liabilities, including trade debt, of these subsidiaries. As of December 31, 2003, we had no outstanding senior indebtedness and our subsidiaries had de minimus liabilities, including trade payables.

We expect that the trading value of the Notes will be significantly affected by the price of our common stock and other factors.

        The market price of the Notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the Notes than would be expected for nonconvertible debt securities. In addition, the Notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a Note would otherwise be convertible. These features could adversely affect the value and the trading prices for the Notes.

Our credit agreement may restrict our ability, and the ability of some of our subsidiaries, to engage in particular activities.

        Our credit agreement limits or prohibits us or our subsidiaries from engaging in particular transactions and activities, including limitations on acquisitions, capital expenditures as well as our use of the proceeds from the sale of the Notes. It also contains financial covenants that require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. These covenants could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we cannot assure you that we will satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under the agreements governing our outstanding indebtedness and the indenture that govern the Notes.

Our indebtedness and interest expense will limit our cash flow and could adversely affect our operations and our ability to make full payment on the Notes.

        As a result of the initial placement of the Notes, we will have an increased level of debt and interest expense. Our aggregate level of indebtedness and our debt service requirements will increase in connection with this offering. The indenture does not contain any restriction on our ability or the ability of our subsidiaries to incur additional indebtedness.

        Our indebtedness poses risks to our business, including the risks that:

  •
  we could use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes, including executing our business strategy;

  •
  insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us; and

  •
  our level of indebtedness may make us more vulnerable to economic or industry downturns.

Because there is no current market for the Notes, we cannot assure you that an active trading market will develop.

        There is no established trading market for the Notes. We have been informed by the representatives of the initial purchasers that they intend to make a market in the Notes. However, they may cease their market-making at any time. Accordingly, there can be no assurance that a market for the Notes will develop. Furthermore, if a market were to develop, the market price for the Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and changes in performance or prospects for companies in our industry.

Risks Related to our Common Stock

Our stock price has been volatile.

        The market price for our securities has been highly volatile. Various factors, including factors that are not related to our operating performance, may cause significant volume and price fluctuations in the market. The following factors may cause fluctuations in our stock price:

  •
  failure to meet financial estimates or expectations of securities analysts;

  •
  failure to increase Sular prescriptions;

  •
  the introduction of knock-offs or generics to our products;

  •
  fluctuations in operating results;

  •
  rates of product acceptance;

  •
  timing or delay of regulatory approvals, including our line extension of Robinul to treat symptoms associated with excessive salivation;

  •
  our third-party manufacturers experience interruptions in the supply of raw materials or encounter regulatory problems; and

  •
  developments in or disputes regarding patent or other proprietary rights.

Existing officers, directors and our principal stockholder owns a substantial block of stock that may allow them to elect directors and direct the outcome of matters requiring stockholder approval.

        As of March 26, 2004, our officers, directors and our principal stockholder beneficially owned approximately 27% of our outstanding common stock. As of March 1, 2004, Kapoor-Pharma Investments, L.P. owned approximately 25% of our outstanding common stock. Accordingly, Kapoor-Pharma Investments holds significant control or influence over our policies and acts. John N. Kapoor, Ph.D., the Chairman of the Board of Directors, is President and sole stockholder of EJ Financial Enterprises, Inc. EJ Financial Enterprises is the managing general partner of Kapoor-Pharma Investments. In addition, a trust of which Dr. Kapoor is trustee is a partner of Kapoor-Pharma Investments.

Anti-takeover provisions could discourage a third party from making a takeover offer that could be beneficial to stockholders.

        Some of the provisions in our restated certificate of incorporation and bylaws, our shareholder protection rights plan, and the anti-takeover provisions under Delaware law could delay or prevent a third party from acquiring us or replacing members of our board of directors, even if the acquisition or the replacements would be beneficial to our stockholders. These provisions could also reduce the price that certain investors might be willing to pay for shares of our common stock and result in the market price being lower than it would be without these provisions. Our charter and other documents contain anti-takeover devices including:

  •
  only one of the three classes of directors is elected each year;

  •
  we have adopted a shareholder rights plan that is designed to protect us from coercive takeover attempts;

  •
  stockholders cannot amend our bylaws unless at least two-thirds of the shares entitled to vote approve the amendment;

  •
  our board of directors can issue shares of preferred stock without stockholder approval under any terms, conditions, rights and preferences that the board determines; and

  •
  stockholders must give advance notice to nominate directors or to submit proposals for consideration at stockholder meetings.

DIRECTORS AND EXECUTIVE OFFICERS

        The current directors and executive officers of First Horizon are as follows:

Name	Age	Position
Patrick P. Fourteau	56	Chief Executive Officer and President
R. Brent Dixon	59	Executive Vice President
Darrell Borne	42	Chief Financial Officer, Secretary and Treasurer
John N. Kapoor, Ph.D.	60	Chairman of the Board
Pierre Lapalme	63	Director
Jerry N. Ellis	66	Director
Patrick J. Zenner	55	Director
Jon S. Saxe	67	Director

Executive Officers

        Patrick P. Fourteau was appointed President in May 2003 and Chief Executive Officer in November 2003. Mr. Fourteau also served as our Chief Operating Officer from May 2003 through November 2003. Prior to such time, Mr. Fourteau served as President of Ventiv Health Sales from 2000 through 2003. Mr. Fourteau also served as President of St. Jude International from 1998 through 2000.

        R. Brent Dixon, founder of First Horizon, was appointed Executive Vice President in July 2003. Prior to such time, Mr. Dixon served as our President from July 1992 through December 2001. Mr. Dixon has over 30 years of operational, sales, and strategic market development experience in the pharmaceutical industry. Prior to joining First Horizon in 1992, Mr. Dixon served as President of Dixon and Associates, a healthcare consulting company, and held various positions at Center Laboratories, a subsidiary of Merck AG, Roberts Pharmaceuticals and Adams Laboratories. Mr. Dixon attended St. Petersburg Junior College and the University of Mississippi.

        Darrell Borne was appointed Chief Financial Officer in December 2002 and Treasurer and Secretary in January 2003. From 2000 to 2002, Mr. Borne worked for Elastic Networks Inc., where he most recently served as Chief Financial Officer. Mr. Borne also worked from 1996 to 2000 for Rollins, Inc., where he most recently served as Vice President of Finance. Mr. Borne has previously held financial management positions at Rockdale Hospital, Mobil Corporation and Advanced Technology, Inc. He holds a BA in Accounting and an MBA from Marymount University.

Board of Directors

        Our Board of Directors is divided into three classes, with each class holding office for staggered three-year terms and with two directors in each class (including vacancies). All executive officers of First Horizon are chosen by the Board of Directors and serve at its discretion. There are no family relationships among First Horizon's officers and directors.

        John N. Kapoor, Ph.D. has been a director and the non-executive Chairman of the Board since 1996. Dr. Kapoor has over twenty years of experience in the healthcare field through his ownership and management of healthcare-related businesses. In 1990, Dr. Kapoor founded Kapoor-Pharma Investments, L.P., First Horizon's largest stockholder, and its managing partner, EJ Financial Enterprises, Inc., of which he is the president and sole stockholder. EJ Financial provides general funds and strategic advice to healthcare businesses. Dr. Kapoor is the Chairman of Optioncare, Inc., Akorn, Inc., Introgen Therapeutics, Inc. and Neopharm, Inc. Dr. Kapoor also controls Inpharmakon Corporation, a party to one of our development agreements. Dr. Kapoor is the trustee of the John N. Kapoor Trust, dated September 30, 1989, which is a partner in Kapoor-Pharma Investments, L.P.

Dr. Kapoor is a Chairman of several private companies and a director of several other private companies. Dr. Kapoor received a B.S. degree from Bombay University and a Ph.D. degree in Medicinal Chemistry from the State University of New York.

        Dr. Kapoor has served as Interim Chief Executive Officer of Akorn, Inc. since March 2001. In April 2002, Akorn announced that the Securities and Exchange Commission ("SEC") informed it that the SEC planned to bring an enforcement action against Akorn, Inc. for injunctive relief concerning alleged misstatements in its periodic reports for fiscal year 2000 as a result of an alleged failure to adequately reserve for doubtful accounts receivable and alleged overstatement of accounts receivable balances. Mr. Ellis became a director of Akorn, Inc. after the relevant periods which are the subject of the SEC inquiry.

        Dr. Kapoor was previously the Chairman and President of Lyphomed Inc. Fujisawa Pharmaceutical Co. Ltd. ("FPC") was a major stockholder of Lyphomed Inc., and in 1990 acquired the remaining shares of Lyphomed Inc., including the shares held by Dr. Kapoor. In 1992, FPC filed a lawsuit in Illinois federal court against Dr. Kapoor alleging that between 1980 and 1986, Lyphomed filed allegedly fraudulent new drug applications with the FDA, and that Dr. Kapoor's failure to make certain disclosures to FPC constituted a violation of federal and state securities laws and the RICO Act. Dr. Kapoor countersued, and in 1999 the litigation was settled, the terms of which are subject to a confidentiality agreement.

        Pierre Lapalme was elected a director in April 2000. Mr. Lapalme served as the President and Chief Executive Officer of Ethypharm Inc. (North America), a global drug delivery systems company, from 1997 through July 2003. He is non-executive Chairman of the Board of DiagnoCure Inc., a biopharmaceutical company specializing in the development and marketing of products aimed at the diagnosis and treatment of genito-urinary cancers. He is a director of BioMarin Pharmaceutical Inc., International Wex Technologies and Bioxel Pharma Inc., and is a former member of the Board of Directors of the National Pharmaceutical Council U.S.A. and of the Pharmaceutical Manufacturers Association of Canada (PMAC). From 1979 to 1990, Mr. Lapalme was Chief Executive Officer and President of Rhone-Poulenc Canada Inc. and Rhone-Poulenc Pharmaceuticals North America. He was appointed Senior Vice President and General Manager Rhone-Poulenc Rorer North America in 1990 and served in that position until 1994. Mr. Lapalme attended the University of Western Ontario and INSEAD France.

        Jerry N. Ellis was elected a director in November 2000. Mr. Ellis has over thirty years of auditing and accounting experience. From 1994 to 2000, Mr. Ellis was a consultant to Arthur Andersen LLP for services focusing on international auditing, audit committee practices, business risk management and training. From 1973 to 1994, he was a partner at Arthur Andersen in their Dallas, Madrid and Chicago offices. From 1962 to 1973, Mr. Ellis was an auditor at Arthur Andersen. Mr. Ellis is a director of Akorn, Inc. and an Adjunct Professor of Advanced Auditing at the University of Iowa. Mr. Ellis is a Certified Public Accountant and received B.B.A. and M.B.A. degrees from the University of Iowa.

        Patrick J. Zenner was elected a director in May 2002. From 1993 to 2001, Mr. Zenner served as President and Chief Executive Officer of Hoffmann-LaRoche Inc. and served on its Global Pharmaceutical Executive Committee. From 1969 to 1993, Mr. Zenner held various positions at Hoffmann-LaRoche including sales representative and Vice President and General Manager of Roche Laboratories. He is a director of Dendrite International, Praecis Pharmaceuticals Inc., Geron Corporation, Exact Sciences, Inc., West Pharmaceutical Services, Arqule Inc., CuraGen Corp. and Xoma Ltd., and is also a director of two private companies. Mr. Zenner received a B.S.B.A. from Creighton University and an M.B.A from Fairleigh Dickinson University.

        Jon S. Saxe was elected a director in January 2000. He also serves as a director of Protein Design Labs, Inc. of which he served as President from January 1995 to May 1999. In addition, he is a director of Questcor Pharmaceuticals Inc., Incyte Inc., ID Biomedical Corporation, Insite Vision, SciClone Pharmaceuticals, Inc. and Durect Corporation, and is also a director of several private companies. Mr. Saxe is a Principal of Saxe Associates, a biotechnology consulting firm, where he was a Principal from May 1993 to December 1994. He served as the President, Chief Executive Officer and a director of Synergen, Inc., a biopharmaceutical company, from October 1989 to April 1993. Mr. Saxe served in various positions including Vice President of Licensing and Corporate Development and Head of the Patent Law Department for Hoffmann-LaRoche, Inc. from 1960 through 1989. Mr. Saxe received a B.S. Ch.E. degree from Carnegie-Mellon University, a J.D. degree from George Washington University School of Law and an L.L.M. degree from New York University School of Law.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the Notes or the shares of our common stock which are issuable upon conversion of the Notes. We received net proceeds from the sale of the Notes in the initial offering of approximately $145.0 million, after deducting the initial purchasers' discounts and commissions and estimated offering expenses payable by us.

RATIOS OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended December 31,
	1999	2000	2001	2002	2003
Ratios of earnings to fixed charges	4.4	11.4	140.5	3.3	(1)

(1)
Fixed charges exceeded earnings by $2,458,000.

        For purposes of computing the ratios of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges. Fixed charges represent interest expense, including an estimate of interest within rental expense.

PRICE RANGE OF COMMON STOCK

        Our common stock trades on the Nasdaq National Market under the symbol FHRX. The following table sets forth the high and low closing sale prices per share of the common stock, as reported on Nasdaq, for the periods indicated. On March 2, 2004, the closing bid price for our common stock, as reported on the Nasdaq, was $16.41 per share, and on March 26, 2004, the closing bid price for our common stock as reported on the Nasdaq, was $15.17.

	Common Stock
	High	Low
Year ended December 31, 2002
First Quarter	$32.00	$19.41
Second Quarter	26.75	18.24
Third Quarter	18.25	3.51
Fourth Quarter	7.48	2.48
Year ended December 31, 2003
First Quarter	$8.65	$1.93
Second Quarter	4.18	2.27
Third Quarter	8.05	2.92
Fourth Quarter	12.05	6.29
Year ended December 31, 2004
First Quarter (through March 26, 2004)	$19.09	$11.10

DIVIDEND POLICY

        Since our inception in 1992, we have not declared or paid any cash dividends on our common stock and we do not plan to do so in the foreseeable future. Our existing senior revolving credit facility prohibits payments of cash dividends or other dividends or distributions on any shares of our capital stock. For the foreseeable future, we intend to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

        The following table sets forth our (1) cash and cash equivalents and (2) capitalization, in each case as of December 31, 2003 and as adjusted to give effect to our sale of the Notes. You should read this table in conjunction with our financial statements, including the related notes, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 in this prospectus.

	December 31, 2003
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$33,722	$178,688

Long-term debt, including current portion:
1.75% Contingent Convertible Senior Subordinated Notes due 2024	$—	$150,000
Revolving line of credit	—	—

Total long-term debt, including current portion	—	$150,000

Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 35,595,442 shares issued and outstanding(1)	36	36
Additional paid-in capital	288,666	288,666
Retained earnings	16,761	16,752
Accumulated other comprehensive income	314	314
Total stockholders' equity	305,777	305,768

Total capitalization	$305,777	$455,768

(1)
Excludes (a) 3,831,980 shares of common stock reserved for issuance upon the exercise of outstanding options (having a weighted average exercise price of $9.65 per share) and an additional 743,856 shares of common stock reserved for issuance under future grants under our stock-based compensation plans, (b) 670,245 shares of common stock reserved for issuance under our Employee Stock Purchase Plan, and (c) 5,643,338 shares of common stock reserved for issuance upon conversion of the Notes.

DESCRIPTION OF NOTES

        The Notes were issued under an indenture between First Horizon Pharmaceutical Corporation and Deutsche Bank Trust Company Americas, as trustee. The following description is only a summary of the material provisions of the Notes, the related indenture and the registration rights agreement. We urge you to read the indenture, the Notes and the registration rights agreement in their entirety because they, and not this description, define your rights as holders of the Notes. You may request copies of these documents at our address shown under the caption "Information Incorporated by Reference." The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to "we," "us," "our" and "First Horizon Pharmaceutical" include only First Horizon Pharmaceutical Corporation and not its subsidiaries.

General

        The Notes are our general, unsecured obligations and are subordinate in right of payment as described under "—Subordination of Notes." We issued the Notes in an aggregate principal amount limited to $150,000,000. The Notes mature on March 8, 2024, unless earlier redeemed at our option as described under "—Optional Redemption of the Notes," repurchased by us at a holder's option on certain dates as described under "—Repurchase of Notes at the Option of the Holder" or repurchased by us at a holder's option upon a change in control of First Horizon Pharmaceutical as described under "—Right to Require Purchase of Notes upon a Change in Control." The Notes are convertible into shares of our common stock as described under "—Conversion Rights."

        Interest on the Notes accrues at the rate per annum shown on the cover page of this prospectus and will be payable semiannually in arrears on March 8 and September 8 of each year, commencing on September 8, 2004. Interest on the Notes began accruing on March 8, 2004, however, if interest has already been paid, interest will accrue only from the date it was most recently paid. We will make each interest payment to the holders of record of the Notes on the immediately preceding February 22 and August 24, whether or not this day is a business day. Interest payable upon redemption or repurchase will be paid to the person to whom principal is payable. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including contingent interest, if any) on, the Notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their Notes at the same location. We reserve the right to pay interest to holders of the Notes by check mailed to the holders at their registered addresses. However, a holder of Notes with an aggregate principal amount in excess of $1,000,000 will be paid by wire transfer in immediately available funds. Except under the limited circumstances described below, the Notes were issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. The Notes were issued only in denominations of $1,000 of principal amount and any integral multiple of $1,000. There was no service charge for any registration of transfer or exchange of Notes. We may, however, require holders to pay a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with any transfer or exchange.

        The indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or the repurchase of our securities, and does not contain any financial covenants. Other than as described under "—Right to Require Purchase of Notes upon a Change in Control," the indenture contains no covenants or other provisions that afford protection to holders of Notes in the event of a highly leveraged transaction.

Contingent Interest

        We will pay contingent interest during any six-month period, from March 8 to, but excluding, September 8 and from September 8 to, but excluding, March 8, with the initial six-month period commencing March 8, 2007, if the average trading price of the Notes per $1,000 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more. The average trading price of the Notes shall be determined no later than the second trading day immediately preceding the first day of the applicable six-month period by the conversion agent acting as calculation agent in the manner set forth in the definition of "trading price" under "—Conversion Rights; Conversion Upon Satisfaction of Trading Price Condition." During any period when contingent interest is payable, it will be payable at a rate equal to 0.5% per annum. We will pay contingent interest, if any, in the same manner as we will pay interest as described above under "—General."

Conversion Rights

        A holder may convert any outstanding Notes into shares of our common stock at an initial conversion price per share of $22.15. This represents a conversion rate of approximately 45.1467 shares per $1,000 principal amount of the Notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert Notes only in denominations of $1,000 and integral multiples of $1,000.

General

        Holders at their option may surrender Notes for conversion into shares of our common stock prior to the maturity date in the following circumstances as more fully described herein:

  •
  upon satisfaction of the market price condition;

  •
  if we have called the Notes for redemption;

  •
  upon satisfaction of the trading price condition; or

  •
  upon the occurrence of specified corporate transactions.

Conversion Upon Satisfaction of Market Price Condition

        A holder may surrender any of its Notes for conversion into shares of our common stock during any quarter commencing after June 30, 2004 if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 120% of the conversion price per share on that 30th trading day. The conversion agent, which will initially be the trustee, will determine on our behalf at the end of each quarter whether the Notes are convertible as a result of the market price of our common stock.

Conversion Upon Notice of Redemption

        A holder may surrender for conversion any Note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the Notes are not otherwise convertible at such time.

Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its Notes for conversion into shares of common stock during the five trading day period immediately following any nine consecutive trading day period in which the trading price per $1,000 principal amount of the Notes (as determined following a request by a holder of the Notes in accordance with the procedures described below) for each day of such period was less than 95% of the product of the closing sale price per share of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes; provided, however, that if, on the date of any conversion pursuant to this 95% price condition, the closing sale price per share of our common stock is greater than the conversion price, then a holder surrendering Notes for such conversion will receive, in lieu of a number of shares of our common stock based on the conversion price, cash in an amount equal to the principal amount of such holder's Notes so surrendered as of the conversion date (which we refer to as a principal value conversion). We will pay such holder the principal amount of such holder's Notes so surrendered to be paid in cash on the third trading day after the conversion date.

        The "trading price" of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the conversion agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of the Notes will be determined in good faith by the conversion agent acting as calculation agent taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. Other than in connection with a determination of whether contingent interest shall be payable, the conversion agent shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the Notes is less than 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes; at which time, we shall instruct the conversion agent to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our common stock and the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes.

Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the then current market price; or

  •
  distribute to all holders of shares of our common stock any shares of our capital stock (other than our common stock), evidence of indebtedness, cash, other assets or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing price of our common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a Note otherwise participates in the distribution without conversion.

        In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be subject to conversion into cash, securities or other property, a holder may surrender its Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder's right to convert its Notes into shares of our common stock will be changed into a right to convert such Notes into the kind and amount of cash, securities and other property which such holder would have received if such holder had converted such Notes immediately prior to the transaction. If the transaction also constitutes a change in control, such holder can require us to repurchase all or a portion of its Notes as described under "—Right to Require Purchase of Notes upon a Change in Control."

        If a holder of a Note has delivered notice of its election to have such Note repurchased at the option of such holder or as a result of a change in control, such Note may be converted only if the notice of election is withdrawn as described, respectively, under "—Repurchase of Notes at the Option of the Holder" or "—Right to Require Purchase of Notes upon a Change in Control."

Conversion Price Adjustments

        We will adjust the conversion price if (without duplication):

          (1)   we issue shares of our common stock or other capital stock as a dividend or distribution on our common stock;

          (2)   we subdivide, combine or reclassify our common stock;

          (3)   we issue to all holders of our common stock, rights, warrants or options entitling them to subscribe for or purchase shares of our common stock (or securities convertible into common stock) at less than the then current market price;

          (4)   we distribute to all holders of common stock evidences of our indebtedness, shares of capital stock, other than common stock, securities, cash, property, rights, warrants or options, excluding:

    •
    those rights, warrants or options referred to in clause (3) above; and

    •
    any dividend or distribution referred to in clause (1) above;

          (5)   we make a cash dividend or distribution to all holders of our common stock. If we declare such a cash dividend or distribution, the conversion price shall be decreased to equal the number determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price – Dividend Adjustment Amount) (Pre-Dividend Sale Price)

  provided that no adjustment to the conversion price or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the cash dividend or distribution without conversion.

  "Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution.

  "Dividend Adjustment Amount" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock; or

          (6)   we complete a repurchase, including by way of a tender or exchange offer (other than an odd lot tender offer), of our common stock which involves an aggregate consideration that, together with:

  •
  any cash and other consideration payable in respect of any repurchase, including by way of a tender or exchange offer, by us or one of our subsidiaries for our common stock concluded within the preceding twelve months for which no adjustment has been made; and

  •
  the amount of any and all cash distributions to all holders of our common stock made within the preceding twelve months for which no adjustment has been made;

exceeds 10% of our aggregate market capitalization on the date of any such repurchase or the expiration of any such tender or exchange offer.

        For purposes of the foregoing, the term "market capitalization" as of any date of calculation means the average common stock price on the 10 trading days immediately prior to such date of calculation multiplied by the average aggregate number of shares of our common stock outstanding on the 10 trading days immediately prior to such date of calculation.

        If the rights provided for in our Shareholder Protection Rights Agreement have separated from our common stock in accordance with the provisions of such agreement so that the holders of the notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of the notes, the conversion price will be adjusted as provided in clause (4) above, subject to readjustment in the event of expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our Shareholder Protection Rights Agreement to provide that upon conversion of the notes, the holder will receive, in addition to shares of our common stock issuable upon such conversion, the rights that would have attached to such shares of our common stock if the rights had not become separated from our common stock under such agreement. See "Description of Capital Stock—Shareholder Rights Plan." To the extent that we adopt any future rights plan, upon conversion of notes into our common stock, you will receive, in addition to our common stock, the rights under the future rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion price will be made.

        Our existing Shareholder Protection Rights Agreement expires on July 12, 2012. If we adopt another similar plan in the future, no adjustment will be made in connection with a distribution of rights thereunder.

        We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in our best interests. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days.

        In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion price will be adjusted, if at all, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after, the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

        We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, any adjustments that are less than 1% of the conversion price will be taken into account in any subsequent adjustment.

        If our common stock is converted into the right to receive other securities, cash or other property as a result of a reclassification, consolidation, merger, sale or transfer of assets or other transaction, each note then outstanding will, without the consent of any holders of notes, become convertible only into the kind and amount of other securities, cash and other property that such holder would have received if the holder had converted its notes immediately prior to the transaction.

        We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon the common stock price on the day immediately preceding the conversion date.

        Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued but unpaid interest, including contingent interest or liquidated damages, if any, or on account of dividends on shares of common stock issued in connection with the conversion. If any holder surrenders a note for conversion between the close of business on any record date for the payment of an installment of interest (including contingent interest and liquidated damages, if any) and the opening of business on the related interest payment date, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including contingent interest and liquidated damages, if any) on the principal amount of notes converted together with the note being surrendered. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the record date and interest payment date.

        You will not be required to pay any documentary or similar taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours.

        Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

        To convert interests in global notes, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert definitive notes, you must:

  •
  complete the conversion notice on the back of the notes (or a facsimile thereof);

  •
  deliver the completed conversion notice and the notes to be converted to the specified office of the trustee;

  •
  pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the third preceding paragraph; and

  •
  pay all taxes or duties, if any, as described in the preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

Subordination of Notes

        The payment of the principal of and interest on the Notes is subordinated to the prior payment in full when due, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness all amounts then due in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the Notes. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the Notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the Notes or purchase or otherwise acquire the Notes if:

  •
  a default in the payment of any designated senior indebtedness occurs and is continuing, or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from a person permitted to give such notice under the indenture.

        We are required to resume payments on the Notes:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

  •
  in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage based on a nonpayment default may be commenced for a default unless:

  •
  365 consecutive days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

  •
  all scheduled payments on the Notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture. If either the trustee or any holder of Notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, are structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of December 31, 2003, (i) we had no senior indebtedness outstanding and (ii) our subsidiaries had de minimus outstanding indebtedness and other liabilities (including trade payables, but excluding intercompany liabilities) to which the Notes would have been effectively subordinated.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the Notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the holders of the Notes.

        "Credit facility" means that certain Credit Agreement, dated as of February 11, 2003 and as amended on March 3, 2003, August 11, 2003 and March 2, 2004, among the Company, as the borrower, LaSalle Bank National Association, as a lender and administrative agent for the lenders, and various other lenders, as amended or which are not material in amount, including all related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as each may be amended, modified, restated, renewed, replaced, refinanced or restructured (including, without limitation, any amendment increasing the amount of available borrowing) from time to time.

        "Designated senior indebtedness" means the credit facility and any other senior indebtedness (1) the outstanding principal amount of which is $20 million or more and (2) in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        "Indebtedness" means:

          (1)   all of our indebtedness, obligations and other liabilities (A) for borrowed money, including overdrafts, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (2)   all of our reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers' acceptances;

          (3)   all of our obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

          (4)   all of our obligations and other liabilities under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

          (5)   all of our net obligations with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

          (6)   all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

          (7)   any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        Indebtedness shall not include obligations of any person (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence, (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (C) in respect of stand-by letters of credit to the extent collateralized by cash or cash equivalents.

        "Senior indebtedness" means the principal of, premium, if any, interest (including, with respect to the credit facility, all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceedings) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, other than:

          (1)   any indebtedness or obligation whose terms expressly provide that such indebtedness or obligation shall not be senior in right of payment to the Notes or expressly provides that such indebtedness is on the same basis with or junior to the Notes or any other of our indebtedness;

          (2)   our indebtedness to an affiliate or to any of our subsidiaries; and

          (3)   the Notes.

Optional Redemption of the Notes

        Prior to March 13, 2007 we cannot redeem the Notes at our option. Beginning on March 13, 2007, we may redeem the Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including contingent interest, if any) up to but not including the date of redemption. We will give not less than 20 days' nor more than 60 days' notice of redemption by mail to holders of the Notes. If we opt to redeem less than all of the Notes at any time, the trustee will select or cause to be selected the Notes to be redeemed on a pro rata basis. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any Note of a denomination larger than $1,000.

Repurchase of Notes at the Option of the Holder

        A holder has the right to require us to repurchase all or a portion of the Notes held by the holder on March 8, 2009, 2014, and 2019. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes on the date of purchase, plus accrued and unpaid interest (including contingent interest, if any) to the date of repurchase. To exercise the repurchase right, the holder of a Note must deliver, during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day before the repurchase date, a written notice to us and the trustee of such holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

Mandatory Redemption

        Except as set forth under "—Right to Require Purchase of Notes upon a Change in Control" and "—Repurchase of Notes at the Option of the Holder," we are not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

Right to Require Purchase of Notes upon a Change in Control

        If a change in control (as defined below) occurs, each holder of Notes may require that we repurchase the holder's Notes on the date fixed by us that is not less than 45 days nor more than 60 days after we give notice of the change in control. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, to the date of repurchase.

        "Change in control" means the occurrence of one or more of the following events:

  •
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), directly or indirectly, of all or substantially all of our assets to any person or group of related persons, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (a "Group");

  •
  the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

  •
  any person or Group shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock; or

  •
  the first day on which a majority of the members of our board of directors are not continuing directors.

        The definition of "change in control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or Group may be uncertain.

        "Continuing directors" means, as of any date of determination, any member of our board of directors who:

  •
  was a member of such board of directors on the date of the original issuance of the Notes, or

  •
  was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

        On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the Notes which is to be paid on the date of repurchase.

        On or before the 30th day after the change in control, we must mail to the trustee and all holders of the Notes a notice of the occurrence of the change in control, stating, among other things:

  •
  the repurchase date;

  •
  the date by which the repurchase right must be exercised;

  •
  the repurchase price for the Notes; and

  •
  the procedures which a holder of Notes must follow to exercise the repurchase right.

        To exercise the repurchase right, the holder of a Note must deliver, on or before the third business day before the repurchase date, a written notice to us and the trustee of the holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

        The effect of these provisions granting the holders the right to require us to repurchase the Notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of Notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—Risks Related to the Notes and the Offering—We may not be able to repurchase the Notes when required to."

        Our obligation to make a change in control offer will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all Notes properly tendered and not withdrawn under the change in control offer.

        If a change in control occurs and the holders exercise their rights to require us to repurchase Notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

        The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

Consolidation, Merger and Sale of Assets

        We may, without the consent of the holders of any of the Notes, consolidate with, or merge into, any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

  •
  we are the resulting or surviving corporation, or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the Notes by means of a supplemental indenture entered into with the trustee; and

  •
  after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

        Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, First Horizon Pharmaceutical under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the Notes.

Modification and Waiver

        We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the Notes with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no supplemental indenture may, among other things:

  •
  change the stated maturity of the principal of, or payment date of any installment of interest (including contingent interest, if any) on, any Note;

  •
  reduce the principal amount of, or the rate of interest (including contingent interest, if any) on, any Note;

  •
  change the currency in which the principal of any Note or interest is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any Note when due;

  •
  adversely affect the right provided in the indenture to convert any Note;

  •
  modify the subordination provisions of the indenture in a manner adverse to the holders of the Notes;

  •
  modify the provisions of the indenture relating to our requirement to repurchase Notes upon a change in control or on specified dates in a manner adverse to the holders of the Notes;

  •
  reduce the percentage in principal amount of the outstanding Notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture;

  •
  waive a default in the payment of principal of, or interest (including contingent interest, if any) on, any Note; or

  •
  modify or change the provision of the indenture regarding waiver of past defaults and the provision regarding rights of holders to receive payment.

        The holders of a majority in principal amount of the outstanding Notes may, on behalf of the holders of all Notes:

  •
  waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

  •
  waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any interest (including contingent interest, if any) on any Note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

        Without the consent of any holders of Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture;

  •
  to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the Notes;

  •
  to make any change that does not adversely affect the rights of any holder of the Notes;

  •
  to provide the holders of the Notes with any additional rights or benefits;

  •
  to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act; or

  •
  to complete or make provision for certain other matters contemplated by the indenture.

Events of Default

        Each of the following is an "event of default":

          (1)   a default in the payment of any interest (including contingent interest and liquidated damages, if any) upon any of the Notes when due and payable if such default continues for 10 business days, whether or not prohibited by the subordination provisions of the indenture;

          (2)   a default in the payment of the principal of the Notes when due, including on a redemption or repurchase date, whether or not prohibited by the subordination provisions of the indenture;

          (3)   a default in payment when due on our or one of our subsidiaries' indebtedness in excess of $1,000,000;

          (4)   failure by us or any of our subsidiaries to pay final, non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $1,000,000, which judgments are not stayed, bonded or discharged within 60 days after their entry;

          (5)   a default by us in the performance, or breach, of any of our covenants in the Notes or the indenture (other than, in either case, agreements to pay or forgive the notice requirements described in clause (7)) which are not remedied within 30 days;

          (6)   our failure to issue common stock upon conversion of Notes by a holder in accordance with the provisions set forth in the indenture;

          (7)   our failure to give notice to you of your right to require us to purchase your Notes upon a change in control or failure to make a payment to purchase Notes tendered following a change in control, whether or not prohibited by the subordination provisions of the indenture;

          (8)   if a material portion of any of our or one of our subsidiaries' assets is attached, seized, subjected to a writ or distress warrant or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, and the same is not terminated or dismissed within 30 days thereafter; or

          (9)   events of bankruptcy, insolvency or reorganization involving us or any of our subsidiaries.

        If an event of default described in clauses (1) through (8) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest (including contingent interest, if any), and Liquidated Damages, if any, on all Notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the indenture are satisfied. If an event of default of the type referred to in clause (9) occurs, the principal amount of and accrued and unpaid interest (including contingent interest, if any), and Liquidated Damages, if any, on the outstanding Notes will automatically become immediately due and payable.

        Within 90 days following a default, the trustee must give to the registered holders of Notes notice of all uncured defaults known to it. The trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or interest, including contingent interest, if any, on, any of the Notes when due or in the payment of any redemption or repurchase obligation.

        The holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the Notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, or interest, including contingent interest, if any, when due or the right to convert a Note in accordance with the indenture, no holder may institute a proceeding or pursue any remedy with respect to the indenture or the Notes unless the conditions provided in the indenture have been satisfied, including:

  •
  holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy; and

  •
  holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense.

        We are required to deliver to the trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

Book-Entry System

        The Notes were issued in the form of global notes held in book-entry form. DTC or its nominee is the sole registered holder of the Notes for all purposes under the indenture. Owners of beneficial interests in the Notes represented by the global notes will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Notes, in accordance with the procedures and practices of DTC. Beneficial owners are holders and are not entitled to any rights under the global notes or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global notes.

Exchange of Global Notes

        The Notes, represented by one or more global notes, are exchangeable for certificated notes with the same terms only if:

  •
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

  •
  we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

  •
  an event of default under the indenture occurs and is continuing.

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including agents, banks, trust companies, clearing corporations and other organizations, some of whom and /or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Registration Rights

        We have entered into a registration rights agreement for the benefit of the holders of the Notes and the shares of our common stock issuable on conversion of the Notes. Under this agreement, we will at our cost:

  •
  on or prior to the 90th day after the first date of original issuance of the Notes, file a shelf registration statement with the SEC covering resales of the Notes and the shares of our common stock issuable on conversion of the Notes;

  •
  use all reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the first date of original issuance of the Notes; and

  •
  use all reasonable efforts to keep the shelf registration statement effective after its effective date until the earlier of:

  •
  the sale pursuant to the shelf registration statement of all of the Notes and any shares of our common stock issued upon conversion of the Notes; and

  •
  the expiration of the holding period applicable to the Notes and the shares of our common stock issuable upon conversion of the Notes held by non-affiliates of First Horizon Pharmaceutical under Rule 144(k) under the Securities Act, or any successor provision, subject to certain exceptions.

        We have the right to suspend use of the shelf registration statement during specified periods of time relating to pending corporate developments and public filings with the SEC and similar events. If we fail to file the shelf registration statement on or prior to the 90th day after original issuance of the Notes, the shelf registration statement is not declared effective on or prior to the 180th day after original issuance of the Notes or, after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, then, in each case, we will pay liquidated damages to all holders of Notes and all holders of our common stock issued on conversion of the Notes equal to (i) in respect of each $1,000 principal amount of Notes, at a rate per annum equal to 0.5% of such principal amount, and (ii) in respect of any shares of common stock issued upon conversion of Notes, at a rate per annum equal to 0.5% of the principal amount of Notes that would then be convertible into such shares. So long as the failure to file or become effective or such unavailability continues, we will pay liquidated damages in cash on March 8 and September 8 of each year to the holder of record of the Notes or common stock issuable in respect of the Notes on the immediately preceding March 8 or September 8. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash on the subsequent interest payment date to the record holder as of the date of such cure.

        A holder who elects to sell any securities pursuant to the shelf registration statement:

  •
  will be required to be named as selling security holder;

  •
  will be required to deliver a prospectus to purchasers;

  •
  will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

  •
  will be bound by the provisions of the registration rights agreement, which are applicable, including indemnification obligations.

        We refer to the Notes and the common stock issuable on conversion of the Notes as registrable securities. Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us at least three business days before any intended distribution of registrable securities under the shelf registration statement.

Governing Law

        The indenture and the Notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

Concerning the Trustee

        Deutsche Bank Trust Company Americas, the trustee under the Indenture, is an affiliate of Deutsche Bank Securities Inc., an initial purchaser. The trustee and its affiliates currently, and may from time to time in the future, provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.001, of which 400,000 are designated as participating preferred stock. As of December 31, 2003, there were 35,595,442 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of common stock have no cumulative voting rights with respect to the election of directors or any other matter. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock on the record date are entitled to receive, as and when declared by the Board of Directors, dividends out of the funds legally available therefore at such time and in such amounts as the board of directors may from time to time determine.

        Upon the liquidation, dissolution or winding up of the company, whether voluntary or involuntary, holders of common stock are entitled to share ratably, in proportion to the number of shares of common stock held, all the assets remaining after distribution or payment of the full preferential amounts due to the holders of the outstanding shares of preferred stock, if any. Holders of common stock are not entitled to preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

        Under our restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders.

Description of Shareholder Rights Plan

        We have adopted a stockholder rights plan (the "Plan"), designed to protect our stockholders from coercive or unfair takeover techniques that could deny the stockholders the opportunities to realize the full value of their investment. The Plan was adopted for precautionary purposes only, so as to protect the rights of our stockholders and not in response to any known takeover proposal. This is only a summary, and you should read the Plan materials for more information and details.

        Under the Plan, we issued a dividend of one right to purchase a fraction of a share of a newly created class of participating preferred stock for each share of common stock outstanding at the close of business July 26, 2002 (the "Right" or "Rights"). The Rights, which expire on July 26, 2012, may be exercised only if certain conditions are met, such as the acquisition, or the announcement of a tender offer, the consummation of which would result in the acquisition of 15% or more of the Company's common stock by a person or an affiliated group. If such conditions are met and the Plan is triggered, each Right allows the holder to purchase a number of shares of our common or preferred stock having an aggregate market price equal to twice the market value of the exercise price per Right.

        The Rights have substantial anti-takeover effects but do not prevent a takeover of us and should not interfere with a transaction that is in the best interests of us and our stockholders. The Rights may substantially dilute a person or affiliated group that acquires 15% or more of our outstanding shares of common stock unless (i) we first redeem the Rights or (ii) our Board of Directors approves the acquisition.

        In connection with the participating preferred stock issuable under the Plan, the holders of such stock have preferential rights with respect to dividends, which rights are cumulative. So long as shares of participating preferred stock are outstanding, our board of directors may not declare, pay or set aside a dividend for the common stock or any other stock ranking junior to the participating preferred stock. The board of directors may also not redeem, purchase or otherwise acquire for consideration any common stock or stock ranking junior to the participating preferred stock unless the full cumulative dividends, if any, on all outstanding shares of participating preferred stock have been or are contemporaneously paid. In the event of a merger, consolidation, reclassification or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then the shares of participating preferred stock shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of a "reference package" would be entitled to receive as a result of such transaction. In the event of a liquidation, dissolution or winding up, the holders of shares of participating preferred stock shall be entitled to be paid the distribution out of the assets available for distribution prior to any distribution or payment to the holders of common stock or any other capital stock ranking junior to the participating preferred stock. If the assets available for distribution are insufficient to pay in full the amounts the holders of shares of participating preferred stock would be entitled, the holders of the shares of participating preferred stock and any class or series of preferred stock ranking on parity with the participating preferred stock shall distribute the assets available ratably. A "reference package" means 100 shares of common stock, as such amount may be increased or decreased as a result of a declaration of a dividend of common stock or a combination of any common stock into a smaller number of shares.

        The holders of participating preferred stock are entitled to vote each whole share of participating preferred stock as a class with the capital stock comprising part of the reference package. The holders of participating preferred stock shall have the number of votes a holders of the reference package would have.

        The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company, which could have a depressive effect on the market price of our common stock. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Laws and Charter Provisions

        We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless:

  •
  prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to such date, the business combination is approved by the Board of Directors and is authorized at an annual or special meeting of the stockholders, and not be written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT

        The transfer agent for our common stock is LaSalle Bank National Association, Chicago, Illinois.

SELLING SECURITYHOLDERS

        We originally issued and sold $150,000,000 in aggregate principal amount of Notes in a private placement that closed in March, 2004. The initial purchasers of the Notes have advised us that the Notes were resold in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed to be "qualified institutional buyers," as defined in Rule 144A of the Securities Act. Selling securityholders may offer and sell the Notes and/or offer and sell the shares of our common stock they received upon conversion of the Notes pursuant to this prospectus.

        The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the Notes and the shares of common stock issuable upon conversion of the Notes. The following table sets forth recent information about the principal amount of Notes beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of the Notes, in each case to the extent known to us as of the date of this prospectus. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless set forth in the footnotes to the following table, to our knowledge, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

        The number of shares of common stock shown in the table set forth below assumes the conversion of the full amount of Notes held by such holder at the initial conversion rate of 45.1467 shares per $1,000 principal amount of Notes. This conversion rate is subject to adjustment as described under "Description of Notes—Conversion Rights." Accordingly, the number of shares of common stock may increase or decrease from time to time.

Name	Aggregate Principal Amount of Notes that may be sold	Percentage of Notes outstanding	Common stock registered hereby
CNH CA Master Account, L.P.	$500,000.33%		22,573
DKR SoundShore Opportunity Holding Fund Ltd.	1,000,000	..67	45,146
Subtotal
Any other Notes or future transferees from any holder
Total

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Notes, and where noted, the common stock issuable upon conversion of the Notes. All references to "holders" (including U.S. Holders and Non-U.S. Holders) are to beneficial owners of Notes. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax exempt entities, persons holding Notes in a tax-deferred or tax-advantaged account, or persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It is also limited to holders of Notes who acquire the Notes at their original issuance pursuant to this prospectus and at the issue price (as defined below).

        Except where specifically indicated below, we do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address:

  •
  the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of Notes;

  •
  the United Stated federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of Notes;

  •
  U.S. Holders who hold the Notes whose functional currency is not the United States dollar;

  •
  any state, local or foreign tax consequences of the purchase, ownership or disposition of Notes; or

  •
  any federal, state, local or foreign tax consequences of owning or disposing of the common stock.

        Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the U.S. tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

        This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. No statutory or judicial authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the United States federal income tax consequences discussed below. Because the tax treatment of the Notes under the regulations governing contingent payment debt instruments (which we refer to as CPDI regulations) is uncertain, no assurance can be given that the Internal Revenue Service will not assert that the Notes should be treated differently. Different treatment could materially affect the amount, timing and character of income, gain or loss in respect of the Notes.

        We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Notes and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws, federal estate tax laws, and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Notes

        We have been advised by our counsel, Hunton & Williams LLP, that the Notes will be treated as indebtedness for U.S. federal income tax purposes and that the Notes will be subject to the special

CPDI regulations. Moreover, pursuant to the terms of the indenture, we and each holder of Notes agree, for United States federal income tax purposes, to treat the Notes as debt instruments that are subject to the CPDI regulations with a "comparable yield" calculated in the manner described below.

U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a citizen or resident of the United States or a domestic corporation or a person who is otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes (a "U.S. Holder").

Accrual of Interest on the Notes

        Pursuant to the CPDI regulations, U.S. Holders are required to accrue interest income on the Notes, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders generally are required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year.

        The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

  (1)
  the product of (i) the adjusted issue price (as defined below) of the Notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the Notes, adjusted for the length of the accrual period;

  (2)
  divided by the number of days in the accrual period; and

  (3)
  multiplied by the number of days during the accrual period that the U.S. Holder held the Notes.

        The issue price of the Notes is the first price at which a substantial amount of the Notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by previous noncontingent interest payments and the projected amount of any contingent payments previously made with respect to the Notes (without regard to the actual amount paid).

        The term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes. We have determined that the comparable yield for the Notes is an annual rate of 9.15%, compounded semiannually. No assurance can be given, however, that the Internal Revenue Service will not assert that the correct comparable yield for the Notes is a materially different rate.

        The CPDI regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the Notes. These payments set forth on the schedule must produce a total return on the Notes equal to the comparable yield. The projected payment schedule includes both noncontingent interest payments and estimated payments of contingent interest, as well as an estimate for a payment at maturity taking into account the fair market value of the common stock that might be paid upon a conversion of the Notes.

        Pursuant to the terms of the indenture, each holder of the Notes has agreed to use the comparable yield and the schedule of projected payments as described above in determining its interest accruals, and the adjustments thereto described below, in respect of the Notes. This comparable yield and the schedule of projected payments will be set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under "Where You Can Find More Information."

        The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder's interest accruals and adjustments thereof in respect of the Notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the Notes.

        Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Internal Revenue Code.

Adjustments to Interest Accruals on the Notes

        If, during any taxable year, a U.S. Holder receives actual payments with respect to the Notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income. For this purpose, the payments in a taxable year include the fair market value of our common stock received upon conversion of the Notes in that year.

        If a U.S. Holder receives in a taxable year actual payments with respect to the Notes that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the Notes for that taxable year, and (b) to the extent of any excess after the application of (a) give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the Notes during prior taxable years, reduced by the amount (if any) such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of the Notes or to reduce the amount realized on a sale, exchange or retirement of the Notes.

Sale, Exchange, Conversion or Redemption

        Upon the sale, exchange, conversion or redemption of a Note, a U.S. Holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the Notes includes the receipt of stock upon conversion as a contingent payment with respect to the Notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a Note as a payment under the CPDI regulations. As described above, holders agree to be bound by our determination of the comparable yield and the schedule of projected payments. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will generally be equal to the U.S. Holder's original purchase price for the Note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by previous noncontingent interest payments and the amount of any projected contingent payments that have been previously scheduled to be made in respect of the Note (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a Note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income reduced by the amount (if any) such interest was offset by prior net negative adjustments, and thereafter, capital loss (which will be long-term if the Note is held for more than one year). The deductibility of net capital losses is subject to limitations. A U.S. Holder's tax basis in our common stock received upon a conversion of a Note will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

        If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the Notes, the conversion rate of the Notes is increased, such increase might be deemed to be the payment of a taxable dividend to holders of the Notes. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or assets or a cash dividend would generally result in deemed dividend treatment to holders of the Notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Backup Withholding Tax and Information Reporting

        Payments of principal, premium, if any, and interest (including original issue discount) on the Notes, dividends on the common stock and the proceeds of dispositions of a Note and common stock generally will be subject to information reporting, and, if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information or certification requirements, U.S. federal backup withholding tax. Any amounts so withheld will be allowable as a credit against such U.S. Holder's U.S. federal income tax liability.

Non-U.S. Holders

        The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of the Notes or shares of common stock. The term "Non-U.S. Holder" means a beneficial owner of a Note or shares of common stock that is not a U.S. Holder.

        Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to the Notes

        All payments on the Notes made to a Non-U.S. Holder, including payments of stated interest, payments of contingent interest, a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the Notes, will be exempt from United States income or withholding tax (except possibly with respect to a prior deemed dividend) provided that:

  (1)
  such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  (2)
  the beneficial owner of a Note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

  (3)
  such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are attributable to a U.S. permanent establishment); and

  (4)
  the Non-U.S. Holder of the Note is not a bank receiving interest subject to section 881(c)(3)(A) of the Code.

        If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to U.S. federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of the Notes in the same manner as if it were a U.S. Holder (and, in the case of a Non-U.S. Holder that is taxable as a corporation, may be subject to branch profits tax). In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Payments on Common Stock and Constructive Dividends

        Any dividends paid to a Non-U.S. Holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see "Constructive Dividends" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, generally are not subject to the 30% withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable rates (and, in the case of a Non-U.S. Holder that is taxable as a corporation, may be subject to branch profits tax). Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax.

Sale, Exchange or Redemption of Shares of Common Stock

        Any gain realized upon the sale, exchange or redemption of a share of common stock generally will not be subject to U.S. federal income tax unless:

  •
  That gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, or

  •
  The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

        If a Non-U.S. Holder of common stock is engaged in a trade or business in the United States, and the holding of such common stock is effectively connected with its conduct of such trade or business, the Non-U.S. Holder will generally be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of the common stock in the same manner as if it were a U.S. Holder. In addition, a Non-U.S. Holder that is taxable as a corporation may be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on its earnings that are effectively connected with its conduct of a trade or business in the United States.

Backup Withholding Tax

        In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments made by us with respect to the Notes or common stock if the Non-U.S. Holder has provided us with an IRS Form W-8BEN or IRS Form W8ECI described above and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the disposition of Notes or common stock made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the resale of the Notes (as described herein) and the common stock issuable upon conversion of the Notes offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the Notes or common stock issuable upon conversion of the Notes will be the purchase price of the Notes or common stock issuable upon conversion of the Notes less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of Notes or common stock to be made directly or through agents.

        The Notes and the common stock issuable upon conversion of the Notes may be sold from time to time to purchasers:

  •
  directly by the selling securityholders and their successors, which includes their transferees, pledges or donees or their successors; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and the common stock issuable upon conversion of the Notes.

        These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the Notes and the common stock issuable upon conversion of the Notes may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the Notes and the common stock issuable upon the conversion of the Notes by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and "underwriters" within the meaning of the Securities Act will be subject to prospectus deliver requirements of the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of the Securities Act and the Exchange Act. If the Notes and the common stock issuable upon conversion of the Notes are sold through underwriters, broker-dealers or agents the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The Notes and the common stock issuable upon conversion of the Notes may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to such prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the Notes and common stock issuable upon conversion of the Notes may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sales of Notes and the common stock issuable upon conversion of the Notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of Notes or the common stock issuable upon conversion of the Notes in the course of hedging their positions. The selling securityholders may also sell the Notes and common stock issuable upon conversion of the Notes short and deliver Notes and the common stock issuable upon conversion of the Notes to close out short positions, or loan or pledge Notes or the common stock issuable upon conversion of the Notes to broker-dealers that in turn may sell the Notes and the common stock issuable upon conversion of the Notes.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the common stock issuable upon conversion of the Notes by the selling securityholders.

        Our common stock trades on the Nasdaq National Market under the symbol "FHRX." We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotations system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the Notes. See "Risk Factors—Risk Related to the Notes—Because there is no current market for the Notes, we cannot assure you that an active trading market will develop."

        There can be no assurance that any selling securityholder will sell any or all of the Notes or the common stock issuable upon conversion of the Notes pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Notes and the common stock issuable upon conversion of the Notes by other means not described in this prospectus. In addition, any Note or common stock issuable upon conversion of the Notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Notes and the common stock issuable upon conversion of the Notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock issuable upon conversion of the Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

        The selling securityholders and any other person participating in the sale of Notes or the common stock issuable upon conversion of the Notes will be subject to the Exchange Act. The Exchange Act rules include, without limitations Regulation M, which may limit the timing of purchases and sales of any of the Notes and the common stock issuable upon conversion of the Notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Notes and the common stock issuable upon conversion of the Notes and the ability of any person or entity to engage in market-making activities with respect to the Notes and the common stock issuable upon conversion of the Notes.

        We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and common stock issuable upon conversion of the Notes to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        Hunton & Williams LLP, Atlanta, Georgia, has passed upon the validity of the Notes and the common stock issuable upon conversion of the Notes for us.

EXPERTS

        The consolidated financial statements as of and for the years ended December 31, 2003 and 2002 and the related 2003 and 2002 consolidated financial statement schedules incorporated in this prospectus by reference from the Annual Report of First Horizon Pharmaceutical Corporation for the year ended December 31, 2003 filed on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

        Our financial statements incorporated by reference in this prospectus as of December 31, 2001 and for the fiscal year then ended have been audited by Arthur Andersen LLP ("Andersen"), independent auditors, as stated in their accountants' report incorporated in this prospectus by reference. Andersen has not consented to the inclusion of its report in this prospectus or related SEC filings, and such report is a copy and has not been reissued by Andersen. Consequently, it may be difficult for you to seek remedies against Andersen in connection with any material misstatement or omission that may be contained in our consolidated financial statements and schedules for such periods.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and obtain a copy of any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the Securities and Exchange Commission are also available to the public from the Securities and Exchange Commission's website at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information.

INFORMATION INCORPORATED BY REFERENCE

        We disclose important information to you by referring you to documents that we have previously filed with the Securities and Exchange Commission or documents that we will file with the Securities and Exchange Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus, and any future filings made by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this offering. The document we incorporate by reference is:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 2, 2004;

  •
  Current Report on Form 8-K, filed on March 2, 2004;

  •
  Current Report on Form 8-K, filed on March 3, 2004;

  •
  Current Report on Form 8-K, filed on March 9, 2004;

  •
  Current Report on Form 8-K, filed on March 22, 2004; and

  •
  Current Report on Form 8-K, filed on March 30, 2004.

        The document listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by contacting us at First Horizon Pharmaceutical Corporation, 6195 Shiloh Rd., Alpharetta, GA 30005, Attention: Investor Relations, telephone number (770) 442-9707. The public may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Additionally, the Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements at http://www.sec.gov.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by us, are as follows:

SEC Registration Fee	$19,005.00
Accounting Fees and Expenses	$150,000.00
Trustee Fees and Expenses	$10,000.00
Printing and Postage Expenses	$75,000.00
Legal Fees and Expenses	$275,000.00
Miscellaneous Expenses	$5,000.00

Total	$534,005.00

Item 15. Indemnification of Directors and Officers.

        Our restated certificate of incorporation provides generally for indemnification of our officers and directors to the fullest extent authorized by the General Corporation Law of the State of Delaware ("DGCL"). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, the corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        As permitted by Section 102 of the DGCL, our stockholders have approved and incorporated provisions into our restated certificate of incorporation eliminating a director's personal liability for monetary damages to us and our stockholders arising from a breach of a director's fiduciary duty, except for Section 174 of the DGCL or liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

Item 16. Exhibits.

Exhibit Number
4(a)	Restated Certificate of Incorporation of the Company, as amended, which was filed as Exhibit 3.1(1) to the Company's Annual Report on form 10-K for the year ended December 31, 2003, is incorporated herein by this reference.
4(b)
Amended and Restated Bylaws of the Company, as amended, which was filed as Exhibit 3.2(2) to the Company's Annual Report on for 10-K for the year ended December 31, 2003, is incorporated herein by this reference.
4(c)
Amendment to the Amended and Restated Bylaws of the Company, which was filed as Exhibit 3.3 to the Company's Annual Report on form 10-K for the year ended December 31, 2003, is incorporated herein by this reference.
4(d)	Indenture, dated as of March 8, 2004, between the Company and Deutsche Bank Trust Company Americas.
4(e)	Registration Rights Agreement, dated as of March 8, 2004, by and among the Company, Deutsche Bank Securities Inc. and UBS Securities LLC.
*5	Opinion of Hunton & Williams LLP
*8	Opinion of Hunton & Williams LLP regarding certain tax matters
*12	Computation of Ratio of Earnings to Fixed Charges
*23(a)	Consent of Deloitte & Touche LLP
*23(b)	Consent of Hunton & Williams LLP (included in Exhibit 5)
*24	Power of Attorney (included on Signature Page)
25	Statement of Eligibility and Qualification of Trustee

*
Filed herewith

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financials required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on this 30th day of March, 2004.

FIRST HORIZON PHARMACEUTICAL CORPORATION (Registrant)
Dated: March 30, 2004	By:	/s/ DARRELL BORNE Darrell Borne Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of March, 2004. Each person whose signature appears below hereby authorizes Darrell Borne as attorney-in-fact, to sign in the name of each such person individually and in each capacity stated below, and to file with the Securities and Exchange Commission any amendment, including any post-effective amendment, to this Registration Statement, making such changes in this Registration Statement as appropriate, and generally to do all the things on their behalf to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title

/s/ PATRICK P. FOURTEAU Patrick P. Fourteau	Chief Executive Officer and President (Principal Executive Officer)
/s/ DARRELL BORNE Darrell Borne	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ JOHN N. KAPOOR, PH.D. John N. Kapoor, Ph.D.	Director and Chairman of the Board
/s/ PIERRE LAPALME Pierre Lapalme	Director
/s/ JERRY N. ELLIS Jerry N. Ellis	Director
/s/ PATRICK J. ZENNER Patrick J. Zenner	Director
/s/ JON S. SAXE Jon S. Saxe	Director

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TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
SUMMARY
RISK FACTORS
DIRECTORS AND EXECUTIVE OFFICERS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
TRANSFER AGENT
SELLING SECURITYHOLDERS
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY